As filed with the Securities and Exchange Commission on December 9, 2003          Registration No. 333-109696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO
FORM SB-2
REGISTRATION STATEMENT
Under the Securities Act of 1933

UNITED FINANCIAL MORTGAGE CORP.

(Name of Small Business Issuer in Its Charter)

Illinois	6162	36-3440533
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

815 Commerce Drive, Suite 100

Oak Brook, Illinois 60523
(630) 571-7222
(Address and Telephone Number of Principal Executive Offices)

Steve Y. Khoshabe

President and Chief Executive Officer
815 Commerce Drive, Suite 100
Oak Brook, Illinois 60523
(630) 571-7222
(Name, Address and Telephone Number of Agent for Service)

The Commission is requested to send copies of all communications to:

Edwin S. del Hierro, Esq. Andrew R. Grossmann, Esq. Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 (312) 984-3100	Barry I. Grossman, Esq. Douglas S. Ellenoff, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue New York, New York 10017 (212) 370-1300

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 9, 2003

PROSPECTUS

1,667,000 Shares

Common Stock

     We are selling 1,667,000 shares of our common stock. Our common stock is listed on the American Stock Exchange under the symbol “UFM.” On December 8, 2003, the last sale price during normal market hours of our common stock as reported by the American Stock Exchange was $6.90 per share.

      Investing in our common stock involves significant risks. You should read the “Risk Factors” section beginning on page 7 before investing.

     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to United Financial Mortgage Corp.	$	$

     This is a firm commitment underwriting. The underwriter has the option to purchase up to 250,050 additional shares of common stock from a selling shareholder, The Joseph Khoshabe Trust, referred to in this prospectus as the J. K. Trust, on the same basis as the shares sold by us within 45 days from the date of this prospectus to cover over-allotments, if any. Our Chairman, Mr. Joseph Khoshabe, is the trustee of the J. K. Trust.

     The price at which shares of common stock will be sold to the public will be determined following the marketing process through negotiations between the underwriter and us. The shares will be sold to the public at a price that is not materially different from the price of the common stock on the American Stock Exchange at the time the registration statement relating to the shares is declared effective. The underwriter expects to deliver the shares on or about                     , 2003.

MAXIM GROUP LLC

The date of this prospectus is                     , 2003

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This document contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our growth and business strategies, including acquisitions;

•	statements regarding interest rates and yield spreads;

•	our understanding of our competition;

•	market trends;

•	assumptions regarding our retained mortgage servicing rights;

•	projected sources and uses of funds from operations; and

•	use of the proceeds of this offering.

      Forward-looking statements are subject to various risks and uncertainties, including those related to:

•	changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which we sell our mortgage loans;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	assumptions underlying the value of our retained mortgage servicing rights;

•	the negative impact of economic slowdowns or recessions;

•	management’s ability to manage our growth and planned expansion;

•	the effect of the competitive pressures from other lenders or suppliers of credit in our market;

•	changes in government regulations that affect our business;

•	our ability to expand origination volume while reducing overhead;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market; and

•	the other factors discussed in the “Risk Factors” section of this prospectus.

      These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS
CAPITALIZATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
DESCRIPTION OF BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING SHAREHOLDERS
DESCRIPTION OF SECURITIES
UNDERWRITING
LEGAL MATTERS
EXPERTS
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Consent of Crowe Chizek and Company LLC

ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date. Unless otherwise indicated, all information in this prospectus assumes that the underwriter will not exercise its option to purchase additional shares of common stock to cover over-allotments.

      To understand this offering fully, you should read this entire document carefully, including, in particular, the “Risk Factors” section beginning on page 7 as well as the documents identified in the section entitled “Where You Can Find More Information” beginning on page 53.

[This page was intentionally left blank.]

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all information that may be important to you. Therefore, you should read the entire prospectus, including the risk factors beginning on page 7 and our financial statements and the related notes, before making a decision to invest in our common stock.

The Company

      We are an Illinois corporation organized in 1986 to engage in the residential mortgage banking business and we are currently authorized to engage in mortgage banking in 36 states. Our primary focus has been the wholesale and retail origination of mortgage loans secured by residential real estate (single family residences and one-to-four family residential properties). We are an approved mortgage loan seller/ servicer with the Federal Home Loan Mortgage Corporation, commonly referred to as Freddie Mac, and with the Federal National Mortgage Association, commonly referred to as Fannie Mae. In addition, we are an approved mortgagee with the Government National Mortgage Association, commonly referred to as Ginnie Mae, the Federal Housing Administration, commonly referred to as the FHA, and the Department of Veteran’s Affairs, commonly referred to as the VA.

Financial Highlights

      We have had significant growth since 1986 and since we became a publicly-traded company in 1998. The following highlights illustrate our growth in assets, loan originations, retained mortgage servicing rights and earnings per basic and diluted common share.

•	Our total assets have grown from $17.8 million at April 30, 1998 to $237.6 million at July 31, 2003.

•	Our total loan originations have grown from $221 million during the fiscal year ended April 30, 1998 to $2.0 billion during the fiscal year ended April 30, 2003. Our total loan originations for the quarter ended July 31, 2003 were $1.0 billion.

•	Our retained mortgage servicing rights asset has increased from $74,286 at April 30, 1998 to $4.7 million at April 30, 2003 and to $9.5 million at July 31, 2003. This asset represents the value of our unamortized retained mortgage servicing rights. The aggregate principal balance of the mortgage loans that gave rise to our retained mortgage servicing rights asset was $4 million, $526 million and $939 million at April 30, 1998, April 30, 2003 and July 31, 2003, respectively.

•	Our basic earnings per common share has increased from $0.08 for the fiscal year ended April 30, 1998 to $1.18 for the fiscal year ended April 30, 2003. Our basic earnings per common share for the quarter ended July 31, 2003 was $0.46.

•	Our diluted earnings per common share has increased from $0.08 for the fiscal year ended April 30, 1998 to $1.16 for the fiscal year ended April 30, 2003. Our diluted earnings per common share for the quarter ended July 31, 2003 was $0.43.

Strategy for Growth

      Our strategy for growth involves continuing to diversify our business so as to become a “one-stop shop” for certain financial services and increasing our mortgage loan origination volume as summarized below.

•	Diversify Our Business. As the residential mortgage banking industry continues to consolidate, we believe that becoming more diversified will provide us with additional operating flexibility and enhanced revenues. Diversification will also allow us to better manage the risks associated with the cyclical nature of our industry. We believe diversification can be accomplished by increasing our servicing operations and our commercial mortgage loan origination business and by seeking out strategic acquisitions and partnering opportunities in related industries.

•	Increased Servicing Operations. We intend to selectively increase our portfolio of retained mortgage servicing rights. In addition to providing servicing revenue, the retention of mortgage servicing rights enhances our ability to solicit our mortgage loan customers for additional mortgage products such as second mortgages, home improvement loans and home equity lines of credit. As of July 31, 2003, the principal balance of our servicing portfolio was $939 million, which represents a 79% increase from April 30, 2003 and a 724% increase from July 31, 2002.

•	Increased Commercial Mortgage Loan Originations. In addition to offering residential mortgage loans, we engage in a limited amount of commercial mortgage lending. In general, our focus in the commercial mortgage lending area is small to medium sized businesses that would have difficulty obtaining commercial mortgage loans from traditional sources. We believe that we can leverage our current origination network to promote this business line.

•	Strategic Acquisitions and Partners. In order to become more diversified, we intend to seek out acquisitions and partnering opportunities in related areas that will allow us to:

•	offer a wider variety of financial services and products;

•	engage in cross-selling opportunities;

•	generate additional and less cyclical sources of revenue and income; and

•	provide additional operating flexibility.

•	Increase Mortgage Loan Originations. Part of our growth strategy is to continue to increase our mortgage loan origination volume through expanding our presence in our existing markets and by entering new markets. We are executing this strategy through internal growth, pursuing selective acquisitions and expanding our relationships with Internet mortgage referral web sites.

•	Internal Growth. We intend to continue to recruit additional highly-qualified loan originators and to refine our operations, including our pricing, products, promotional strategy, compensation arrangements, service levels and use of technology. We also intend to expand our retail branch network into new geographic areas and to further penetrate existing markets.

•	Selective Acquisitions. We intend to continue to capitalize on consolidation opportunities in the mortgage banking industry by pursuing acquisitions of high-quality mortgage banks and mortgage brokers that can be acquired at reasonable prices.

•	On May 6, 2003, we acquired Portland Mortgage Company, a privately-held mortgage bank that operated six branches in Oregon and southwest Washington.

•	In 1998, we acquired Mortgage Service America, a privately-held mortgage bank focused on the wholesale origination of conventional and jumbo mortgage loans in the Chicago metropolitan area.

•	New Internet Relationships. We believe that the Internet is a valuable tool that will allow us to increase our loan origination business without the costs normally associated with more traditional expansion efforts. In January 2003, we began operating under an arrangement with LendingTree, Inc., the operator of a leading Internet mortgage referral web site, which has resulted in our funding $33.1 million of mortgage loans through July 31, 2003. We intend to increase our Internet mortgage origination volume by establishing relationships with other destination web sites in an effort to increase the number of sources that refer customers to us and, to a lesser extent, by continuing to launch enhancements to our web site, www.ufmc.com.

Business Strategy

      While our future growth will be generated in part by diversifying and expanding our product offerings, our business objective is to be a leading originator of high-credit-quality residential mortgage loans. In executing our business strategy, we focus on the following elements:

•	Leveraging Technology to Maximize Efficiency. We have focused on being a low-cost provider by controlling operating costs and maximizing our efficiency. We invest in technology that allows us to increase our productivity while lowering our costs in originating and selling mortgage loans.

•	Maintaining and Promoting a Sales Oriented Culture. Both our wholesale originators and our retail originators are principally compensated through commissions. In addition, we maintain an atmosphere that is conducive to frequent interaction between our originators and senior management. This structure allows our senior management to identify issues and challenges and to be proactive in implementing changes that are intended to improve the manner in which we meet the needs of our customers.

•	Offering a Broad Line of Mortgage Products. We offer a broad line of products that includes almost all types of mortgage loan products that may be sold in the secondary market. Offering a broad mix of products enables us to help become a one-stop shop for all of our customer’s mortgage lending needs.

•	Underwriting Loans to the Standards of the Secondary Market. Our underwriting process is designed to ensure that each mortgage loan we originate is in a form that can be sold in the secondary market. Whenever possible, we use underwriting systems such as Fannie Mae’s Desktop Underwriter® and Freddie Mac’s Loan Prospector®. Although these two systems are the most common, we also use other buyer-specific underwriting systems. In addition, we have policies and procedures in place to promote and evaluate compliance with our underwriting standards and methods.

Mortgage Loan Origination Channels

      We originate mortgage loans primarily through our Wholesale Origination Division, our Retail Origination Division and, more recently, through our relationships with Internet mortgage referral web sites.

•	The Wholesale Origination Division. Wholesale loan origination involves the funding of mortgage loans submitted by non-affiliated mortgage brokers. The Wholesale Origination Division acquires mortgage loans from a network of mortgage brokers and other financial intermediaries, including banks. As of July 31, 2003, we have established more than 200 active relationships within that network. The Wholesale Origination Division has five branch office locations in three states. During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, the Wholesale Origination Division accounted for approximately 80.9% and 85.5%, respectively, of our mortgage loan origination volume. The Wholesale Origination Division typically accounts for a greater percentage of our total mortgage loan originations during periods of increased mortgage loan refinancing activity. The following table sets forth mortgage loan origination information for the Wholesale Origination Division:

	For the Quarter		For the Fiscal Year
	Ended July 31,		Ended April 30,

	2003	2002	2003	2002	2001

Mortgage loans originated (in thousands)	$823,815	$165,599	$1,678,500	$672,400	$269,400
Percent of total origination volume	80.9%	81.1%	85.5%	78.4%	69.4%

•	The Retail Origination Division. Retail loan origination involves the direct solicitation of realtors, builders, prospective borrowers and others for the origination of mortgage loans. The Retail Origination Division has 28 branch office locations in 12 states. During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, the Retail Origination Division accounted for approximately 17.2% and 13.8%, respectively, of our mortgage loan origination volume. The following table sets forth mortgage loan origination information for the Retail Origination Division:

	For the Quarter		For the Fiscal Year
	Ended July 31,		Ended April 30,

	2003	2002	2003	2002	2001

Mortgage loans originated (in thousands)	$174,678	$38,581	$272,034	$185,300	$118,600
Percent of total origination volume	17.2%	18.9%	13.8%	21.6%	30.6%

•	Internet Relationships. We have entered into a relationship with LendingTree, Inc., the operator of a leading Internet mortgage referral web site that connects prospective customers with mortgage loan providers. During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, we originated $19.8 million and $13.3 million, respectively, of mortgage loans through our relationship with LendingTree, Inc., or approximately 1.9% and 0.7%, respectively, of our mortgage loan origination volume. Our Internet arrangement permits us to access potential new customers while incurring limited outlays on overhead and marketing.

Current Market Conditions

      As a result of increases in interest rates after interest rates moved to historic lows in mid-June of 2003, the level of mortgage loan applications and originations have decreased on an industry-wide basis. On October 22, 2003 the Mortgage Bankers Association of America forecasted mortgage loan originations of $3.3 trillion (down from $3.4 trillion in July 2003) for the calendar year 2003 and projected mortgage loan originations of $1.6 trillion for calendar year 2004. As part of our growth strategy and in order to manage the risks associated with the effects of a rising interest rate environment on our mortgage loan origination business, we have taken steps to increase our mortgage loan servicing operations. Shortly after July 31, 2003, the aggregate principal balance of the mortgage loans in our retained mortgage servicing rights portfolio exceeded $1 billion, representing an increase of approximately 90% from the aggregate principal balance at April 30, 2003.

Principal Executive Offices

      Our principal executive offices are located at 815 Commerce Drive, Oak Brook, Illinois 60523 and our telephone number is (630) 571-7222.

The Offering

Common stock offered	1,667,000 shares

Common stock outstanding after the offering	5,591,929 shares

Over-allotment option	The underwriter has the option to purchase up to 250,050 additional shares of common stock from the selling shareholder to cover over-allotments, if any. Unless otherwise indicated, the information in this prospectus assumes that the underwriter will not exercise its over-allotment option.

Use of proceeds	We intend to use the net proceeds from the sale of shares of our common stock in this offering for general corporate purposes, including the implementation of our growth and business strategies. We expect that this will result in an increase in our net worth which will permit us to obtain additional funds under our credit facilities and allow us to originate more loans and increase our mortgage servicing opportunities.

Dividends	We have never declared or paid a dividend on shares of our common stock. Management expects that a substantial portion of our earnings, if any, for the foreseeable future will be used to expand loan origination and servicing capabilities and therefore management does not foresee an ability to pay dividends on our common stock. We have, however, declared and paid dividends of $38,500 in each of our last two fiscal years to the holder of our Series A Non-Voting Preferred Stock, The Joseph Khoshabe Trust, under Trust Agreement dated September 22, 1995, referred to in this prospectus as the J. K. Trust. Mr. Joseph Khoshabe, our Chairman, is trustee of the J. K. Trust.

American Stock Exchange symbol	UFM

      The number of shares outstanding after this offering set forth above does not give effect to 500,000 shares reserved for issuance under our Non-qualified and Incentive Stock Option Plan, of which options to purchase 404,850 shares at a weighted average price of $3.70 were outstanding at July 31, 2003.

SUMMARY FINANCIAL DATA

      The following table summarizes certain of our financial information. You should read this table in conjunction with our financial statements and the related notes included in this prospectus.

	At or For the
	Quarter		At or For the Fiscal Year
	Ended July 31,		Ended April 30,

	2003	2002	2003	2002	2001

	(Dollars in thousands, except per share data)
Summary Balance Sheet Data:
Total assets	$237,583	$73,534	$170,950	$61,965	$60,387
Cash and cash equivalents	7,732	5,852	7,913	6,206	4,261
Loans held for sale	215,968	63,569	154,735	51,417	52,719
Warehouse lines of credit	212,743	61,483	151,473	50,210	51,052
Shareholders’ equity	14,683	8,716	12,880	8,298	7,430
Summary of Operations:
Revenues	$22,436	$6,051	$51,292	$22,607	$14,941
Expenses	19,454	5,498	43,461	20,304	13,901

Earnings before income taxes	2,982	553	7,831	2,303	1,040
Income taxes	1,193	221	3,221	1,207	172

Net income before cumulative effect of change in accounting principle(1)	1,789	332	4,610	1,096	868
Cumulative effect of change in accounting principle(1) net of tax	—	87	87	—	—

Net income	1,789	418	4,697	1,096	868
Preferred stock dividends	—	—	39	39	—

Net income available to common shareholders	$1,789	$418	$4,658	$1,057	$868

Per Share Data:
Basic earnings per common share	$0.46	$0.10	$1.18	$0.26	$0.21
Diluted earnings per common share	$0.43	$0.10	$1.16	$0.26	$0.21
Book value per common share	$3.74	$2.21	$3.29	$2.10	$1.83
Weighted average number of shares outstanding (basic)	3,919	3,945	3,933	3,992	4,069
Weighted average number of shares outstanding (diluted)	4,123	3,989	4,013	4,003	4,069
Shares outstanding, net of treasury stock	3,924	3,945	3,919	3,945	4,060
Other Data:
Mortgage Loan Activity:
Loans originated for resale
Purchase money mortgages	148,500	$77,400	$326,400	$306,400	$220,400
Refinancings	869,800	126,800	1,637,400	551,300	167,600
Number of:
Mortgage loans originated	5,687	1,262	11,150	5,167	2,520
Mortgage loans serviced	5,594	656	3,030	617	195
Proceeds from sales of loans held for sale	994,058	196,957	1,900,627	876,539	378,647
Net gains on sales of loans held for sale	19,819	5,073	45,316	18,720	12,230
Loan servicing fees, net	222	54	368	202	79
Mortgage Servicing Data:
Mortgage loans serviced for others	$939,358	$114,159	$526,166	$107,176	$33,805
Capitalized value of mortgage servicing rights	$9,514	1,427	4,735	1,340	592
Other:
Number of:
Retail lending offices	28	14	21	12	10
Wholesale lending offices	5	5	5	5	4
Full-time equivalent employees	391	220	300	200	150
Available warehouse lines of credit	$242,000	$100,000	$187,000	$100,000	$85,000

(1)	We recorded a cumulative effect of a change in accounting principle adjustment to reflect the fair value of rate lock commitments outstanding at May 1, 2002. At May 1, 2002, we had approximately $41 million of rate lock commitments with a fair value of $86,821, net of tax.

RISK FACTORS

      You should carefully consider the risk factors listed below before purchasing our common stock. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus.

Changing and volatile interest rates may adversely affect many aspects of our business.

      Interest rate fluctuations generally have a direct impact on our financial performance. Significant increases in interest rates will make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans and will reduce the number of borrowers who are seeking to refinance their current mortgage loans. During the quarters ended July 31, 2003 and 2002, refinancings constituted 85.4% and 62.1%, respectively, of our aggregate loan origination volume. During periods of rising interest rates, the value and profitability of our mortgage loans may be negatively affected for the period beginning the date of origination or purchase until the date we sell our mortgage loans in the secondary market. As a result, the volume and related income from loan originations may be reduced. In addition, while significant decreases in interest rates may enable more potential borrowers to purchase residential property and to qualify for a mortgage loan as well as potentially increase the number of borrowers who are seeking to refinance their current mortgage loan, significant decreases in interest rates may result in higher anticipated loan prepayment activity and, therefore, reduce the aggregate principal amount, and value, of our existing mortgage loan servicing portfolio and the prospects for expanding this line of business.

      Changing interest rates also may affect the difference between the rate of interest that we pay on the funds that we borrow in order to originate and purchase mortgage loans and the rate of interest that we receive from our borrowers. The interest rate that we receive is generally fixed during this time but the interest rate that we pay may vary. If interest rates increase after the time of the origination of the mortgage loan, our net interest income, which represents the difference between the interest we receive on our mortgage loans and our cost of financing the funding of those mortgage loans, will be reduced. As a result, changes in interest rates could have a material adverse effect on our financial condition and our results of operations.

Our hedging strategy may not succeed in reducing our exposure to losses caused by fluctuations in interest rates.

      To manage the risk of interest rate fluctuations, we use various hedging strategies, such as rate lock commitments and entering into forward delivery commitments for the sale of mortgage loans. While we use various hedging strategies to manage interest rate risks, no strategy is effective to eliminate all interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of hedging strategies and poorly designed strategies or improperly executed transactions may increase rather than decrease risk and losses. In addition, hedging strategies may involve significant transaction and other costs. We cannot assure you that our hedging strategy and the hedges that we enter into will adequately offset the risks of interest rate volatility or that our hedges will not result in losses. Failure to properly design and implement an effective hedging strategy may have a material adverse effect on our financial condition and our results of operations.

Our operations could be adversely affected by an economic slowdown or recession, particularly if it results in a decline in the real estate market.

      The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Changes in the level of employment, consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans less attractive to borrowers or buyers. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they negatively affect loan-to-value ratios of the home equity collateral. In addition, the actual rates of delinquencies, foreclosures and losses on these mortgage loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could adversely affect our ability to sell mortgage loans or the prices we receive for our mortgage loans, which could have a material adverse effect on our financial condition and our results of operations. Further, increases in the loan-to-value ratios of mortgage loans we originate and are not able to sell in turn increase the probability of a loss in the event that a borrower defaults on a mortgage loan and we have to sell the mortgaged property.

If we are unable to maintain adequate credit facilities or access to funds, our ability to make mortgage loans will be limited.

      We require substantial amounts of cash to support our operating activities and growth plans. We fund substantially all of our mortgage loans through borrowings under our credit facilities and, to a lesser extent, through internally generated funds. We repay borrowings under our credit facilities with the proceeds that we receive from sales of mortgage loans. As of July 31, 2003, our credit facilities provided us with an aggregate borrowing amount of $242.0 million, $212.7 million of which was outstanding as of that date. On August 1, 2003, we entered into an amended and restated warehousing credit agreement with five lenders, which combined many of our previously outstanding credit facilities. Since August 14, 2003, the amended and restated warehousing credit agreement has provided us with the ability to borrow up to $110.0 million. The amended and restated warehousing credit agreement expires, unless extended by the lenders, on December 15, 2003. In addition, we have entered into a repurchase agreement which allows for the funding and purchase of mortgage loans in an amount up to $75.0 million. This facility, unless extended, expires on August 26, 2004. Because our credit facilities are short-term lending commitments, the lenders may respond to market conditions which may favor an alternative investment strategy for them, making it more difficult for us to secure continued financing.

      Because our loan origination business requires continued access to adequate credit facilities, we are dependent on the availability of such credit facilities for the origination of mortgage loans prior to their sale. In addition, if we continue to expand our mortgage loan servicing portfolio, we will not generate as much cash from the sale of the mortgage loans with respect to which we retain mortgage servicing rights than we would if we did not retain the mortgage servicing rights. As a result, capital may be required to fund the cost of retaining the servicing rights on mortgage loans which we originate. In the event that the proceeds received by us from this offering, cash flows from operations, existing capital and current credit facilities prove to be insufficient to meet our capital requirements, we may be required to seek additional financing. There can be no assurance that additional financing will be available on favorable terms, or at all.

      If we are unable to renew or replace our credit facilities on acceptable terms, are unable to comply with the terms of our credit facilities, including the financial and other covenants, or are unable to increase our credit facilities, if required for future growth, our financial condition and our results of operations could be materially adversely affected. If we cannot successfully maintain our existing credit facilities or replace them with comparable financing sources, we may be required to curtail our loan origination activities, which would have a material adverse effect on our financial condition and results of operations.

Our credit facilities contain covenants that restrict our operations and may limit our ability to grow our business and increase revenues.

      Our credit facilities contain extensive restrictions and covenants that, among other things, require us to satisfy specified financial tests. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. These agreements also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

      The covenants and restrictions in the credit facilities may restrict our ability to, among other things:

•	incur additional debt;

•	engage in different lines of business;

•	engage in mergers, consolidations and similar transactions;

•	make capital expenditures; and

•	pay dividends or repurchase or redeem capital stock.

      In addition, the amended and restated warehousing credit agreement requires us to obtain the consent of the lenders prior to any proposed change in our senior management or any proposed change of ownership of our capital stock which results in Mr. Joseph Khoshabe, Mr. Steve Khoshabe and other members of the Khoshabe family collectively owning less than 40% of our capital stock. See the “Principal and Selling Shareholders” section of this prospectus. These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which could have a material adverse effect on our financial condition and our results of operations.

Because our origination volume is geographically concentrated, our business may be adversely affected by developments in individual markets.

      During the quarter ended July 31, 2003, approximately 51.9%, 20.9%, 13.1% and 7.7% of our mortgage loan originations, as measured by principal balance, were secured by property located in California, Illinois, Oregon and Utah respectively. Should one or more of these states experience adverse economic, political or business developments or suffer natural disasters, our ability to originate mortgage loans would be reduced, and the rates of delinquency and foreclosure on mortgage loans we originate would be higher, than if we had greater geographic diversification. Moreover, if any of the real estate markets of these regions should experience an overall decline in property values, the rates of delinquency, foreclosures, bankruptcies and losses on the mortgage loans we originate may be expected to increase substantially, which could negatively affect our ability to originate mortgage loans or to sell our mortgage loans. Unless and until we achieve greater geographic diversification, any disproportionate economic downturn in these areas could have a material adverse effect on our financial condition and our results of operations.

If we lose our key personnel, we may not be able to replace them with highly experienced personnel.

      Our future success depends to a significant extent on the continued services of our senior management, particularly Mr. Joseph Khoshabe, our Chairman, and Mr. Steve Khoshabe, our President and Chief Executive Officer. The loss of the services of Mr. Joseph Khoshabe, Mr. Steve Khoshabe or other key employees could have a material adverse effect on our financial condition and results of operations. In addition, we rely on our branch managers and mortgage brokers for the origination of our mortgage loans. If we lose certain branch managers and are unable to replace them with highly experienced personnel or if our relationships with certain mortgage brokers deteriorate, our financial condition and results of operations may be materially adversely affected.

Our business may be adversely affected by the highly regulated environment in which we operate.

      Mortgage banking is a highly regulated industry. The industry is subject to the rules and regulations of, and examination by, Fannie Mae, Freddie Mac, FHA, Ginnie Mae, HUD, the VA and federal, state and local regulatory authorities with respect to originating, processing, underwriting, selling and servicing residential mortgage loans. Failure to comply with Fannie Mae, Freddie Mac, Ginnie Mae, HUD, VA or other federal, state and local regulations could have a material adverse effect on our financial condition and our results of operations.

      At the federal level, these laws and regulations include, among others:

•	the Equal Credit Opportunity Act;

•	the Federal Truth in Lending Act;

•	the Home Ownership and Equity Protection Act;

•	the Real Estate Settlement Procedures Act;

•	the Fair Credit Reporting Act;

•	the Fair Debt Collection Practices Act;

•	the Home Mortgage Disclosure Act;

•	the Fair Housing Act; and

•	the Gramm-Leach-Bliley Act.

      These laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges and other fees that we may charge;

•	prohibit discrimination;

•	impose underwriting requirements;

•	mandate disclosures and notices to consumers;

•	mandate the collection and reporting of statistical data regarding our customers;

•	impose underwriting requirements;

•	regulate our marketing techniques and practices; and

•	require us to safeguard non-public information about our customers.

      Our failure to comply with these laws, rules and regulations can lead to:

•	civil and criminal liability;

•	loss of approved status;

•	demands for indemnification or loan repurchases from buyers of our loans;

•	class action lawsuits; and

•	administrative enforcement actions.

      Because we originate mortgage loans in 36 states, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all of those jurisdictions, in addition to the extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual cities and counties have begun to enact laws that restrict certain types of loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and properly program our technology systems and to effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance.

      Although we believe that we are currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, we cannot assure you that we are, or that we will continue to be, in full compliance with current laws, rules and regulations. If we are unable to comply with applicable laws or regulations or if new laws limit or eliminate some of the benefits of purchasing or servicing mortgage loans, our financial condition and our results of operations will be materially adversely affected.

      In addition, the mortgage brokers from which we obtain mortgage loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability. Recently, for example, the United States Federal Trade Commission, commonly referred to as the FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a mortgage broker that had placed all of its mortgage loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers and such fines and other penalties could have a material adverse effect on our financial condition and our results of operations.

If we do not manage our growth effectively, our financial performance could be harmed.

      In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. On April 30, 2001, we had approximately 150 employees, and on July 31, 2003 we had 391 full-time equivalent employees, including commission-based loan officers. Many of these employees have limited experience with us and a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality mortgage loans and that we service them effectively. We will need to attract and hire additional loan originators and management personnel in an intensely competitive hiring environment in order to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls. We also intend to continue to grow our business in the future, which could require capital, systems development and human resources beyond what we currently have. We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively;

•	allocate our human resources optimally;

•	identify and hire qualified employees;

•	satisfactorily perform our servicing obligations; or

•	incorporate effectively the components of any businesses that we may acquire in our effort to achieve growth.

      The failure to manage our growth effectively could have a material adverse effect on our financial condition and our results of operations.

If we do not properly execute our acquisition strategy, including successfully integrating our acquired companies, our business may suffer.

      A key element of our growth strategy is to expand our operations through selective and strategic acquisitions. Substantial competition exists for acquisition opportunities in the financial services and mortgage industries. This competition could result in an increase in the price of, and a decrease in the number of, attractive acquisition targets. As a result we may not be able to successfully acquire attractive targets on terms that we deem acceptable. In addition, we cannot assure you that we will be able to obtain the additional financing we may need for our acquisition program on terms that we deem acceptable.

      Acquisitions, including the recent acquisition of Portland Mortgage Company, may also involve a number of special risks, including adverse short-term effects on our results of operations, dilution resulting from issuances of our common stock or other securities, diversion of management’s time, strain on our financial and administrative infrastructure, difficulties in integrating acquired businesses and personnel, loss of personnel and unanticipated legal liabilities. We cannot assure you that we will be able to overcome these acquisition risks or that they will not materially adversely affect our financial condition and our results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive mortgage banking industry.

      We face intense competition in the business of originating, purchasing, selling and servicing mortgage loans. Low barriers to entry result in a steady stream of new competitors entering the mortgage origination market. In addition, the nature of the mortgage industry is changing as mortgage products are becoming more commodity-like in nature. Mortgage banking companies must be able to offer a broad range of attractively priced products to remain competitive. We compete with a wide range of other mortgage lenders, including:

•	other mortgage banks;

•	commercial banks, savings and loan associations and savings banks;

•	credit unions;

•	insurance companies and other finance companies; and

•	Internet-based lending companies.

      We also compete with mortgage brokers. Many of these mortgage lender and/or mortgage broker competitors or potential competitors are better established, substantially larger and have more capital and other resources than we do. If we expand into additional geographical markets, we will face competition from consumer lenders with established positions in those markets. Competition may lower the rates we can charge borrowers, thereby potentially lowering the amount of premium income on loan sales. Increased competition may also reduce the volume of our loan originations and loan sales.

      In addition, if our competitors adopt less stringent underwriting standards, we will be pressured to do so as well, which would result in greater loan credit quality risk without adjustments to pricing. If we do not relax underwriting standards in response to our competitors, we may lose market share. We cannot assure you that we will be able to compete successfully in this evolving market.

Our inability to realize cash proceeds from mortgage loan sales in excess of the mortgage loan acquisition cost could adversely affect our financial position and our results of operations.

      The net cash proceeds received from mortgage loan sales consist of the premiums we receive on sales of mortgage loans in excess of the outstanding principal balance, minus the discounts on mortgage loans that we have to sell for less than the outstanding principal balance. If we are unable to continue to originate mortgage loans at a cost lower than the cash proceeds realized from mortgage loan sales, our financial condition and our results of operations could be materially adversely affected.

Changes in the volume and cost of mortgage loans originated by our wholesale origination division may decrease our loan production and decrease our earnings.

      We depend primarily on non-affiliated mortgage brokers for the origination and purchase of our wholesale mortgage loan production, which constituted approximately 80.9% and 85.5%, respectively, of our total mortgage loan production for the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003. These non-affiliated mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with these lenders for the business of non-affiliated brokers based on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our wholesale loans, which could have a material adverse effect on our financial condition and our results of operations.

A change in the assumptions we use to determine, or the impairment of, the value of our retained mortgage servicing rights could adversely affect our financial position and our results of operations.

      As of July 31, 2003, the value of our retained mortgage servicing rights asset on our balance sheet was $9.5 million. The value of our retained mortgage servicing rights asset is a function of a number of assumptions we use to determine their value, including, among others, assumptions relating to prepayment speeds, discount rates applied to future cash flows and the costs of servicing the mortgage loans. In the future, we may change these assumptions to reflect trends in prepayments, interest rates and servicing costs. These changes could result in the reduction of the value of our retained mortgage servicing rights asset. In addition, if our actual experience differs materially from the assumptions we use to determine the value of our retained mortgage servicing rights, it could have a material adverse effect on our financial condition and our results of operations.

      In addition, our retained mortgage servicing rights asset is periodically evaluated for impairment. Any impairment is reported as a valuation allowance and may result in an impairment charge which could have a material adverse effect on our financial condition and our results of operations.

The concentration of our common stock held by the Khoshabe family may have an adverse effect on your ability to influence our directors and may potentially result in conflicts of interest.

      As of December 1, 2003, the Khoshabe family owned approximately 63.6% of our outstanding common stock on a fully diluted basis. Upon completion of this offering, the Khoshabe family will own approximately 45.9% of our outstanding common stock on a fully diluted basis. After giving effect to the offering and assuming that the underwriter exercises its over-allotment option, the Khoshabe family will own approximately 41.8% for our outstanding stock on a fully diluted basis. Accordingly, the Khoshabe family will continue to have a large influence over us, including over the election of directors and the approval or non-approval of significant corporate transactions, such as a merger or the sale of substantially all of our assets. Additionally, under certain provisions of our bylaws and Illinois law, any action that requires the approval of shareholders at any annual or special meeting may be taken without a meeting or vote if five days’ prior notice of the proposed action is given in writing to all shareholders entitled to vote, and if a consent in writing is signed by the minimum number of votes necessary to authorize the action. Due to the large number of shares controlled by the Khoshabe family, it is possible that an action may be taken by written consent, which could preclude shareholder meetings to decide important issues related to us. To the extent our relationship with the Khoshabe family deteriorates for any reason, the Khoshabe family may be conflicted and forced to take actions, directly or indirectly, which may be adverse to your interests as a shareholder. For additional information concerning the ownership of our common stock by the Khoshabe family, see the “Principal and Selling Shareholders” section of this prospectus.

Shareholder refusal to comply with regulatory requirements may interfere with our ability to do business in certain states.

      Some states in which we operate may impose regulatory requirements on our officers and directors and on other persons holding significant amounts, usually 10% or more, of our common stock. If any such person fails to meet or refuses to comply with a state’s applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. See the “Principal and Selling Shareholders” section of this prospectus for additional information concerning our significant shareholders.

We continually encounter technological changes, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

      The mortgage banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables mortgage banks to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services. In addition, our competitors have substantially greater resources to invest in technological improvements. If we are unable to invest in and implement technological improvement, our financial condition and our results of operations may be materially adversely affected.

An interruption in or breach of our information systems may result in lost business.

      We rely heavily upon communications and information systems to conduct our business. As we implement our growth strategy and increase our volume of mortgage loan production, that reliance will increase. Any failure or interruption or breach in the security of our information systems or the third party information systems on which we rely could cause underwriting or other delays and could result in fewer mortgage loan applications being received and slower processing of applications. We cannot assure you that failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our financial condition and our results of operations.

If we cannot attract or retain qualified loan originators, our ability to maintain and increase our origination volume will be adversely affected.

      We depend in part on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders and others, leading to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. In addition, our growth strategy contemplates hiring additional loan originators. The market for skilled loan originators is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs for such loan originators. If we are unable to attract or retain a sufficient number of skilled loan originators or even if we are able to retain loan originators, our financial condition and our results of operations could be materially adversely affected.

Terrorist attacks or military actions may adversely affect our financial results and our results of operations.

      The effects that terrorist attacks in the United States or other incidents and related military action, or the result of the military actions in Iraq or other regions, may have on our ability to originate mortgages on the values of the mortgaged properties can not be determined at this time. As a result of terrorist activity and military action, there may be a reduction in new mortgage loans, which may adversely affect our ability to expand our mortgage loan originations. These potential consequences of terrorist attacks or military action could have a material adverse effect on our financial results and our result of operations. Federal agencies and non-governmental lenders have, and may continue to, defer, reduce or forgive payments and delay foreclosure proceedings in respect of loans to borrowers affected in some way by recent and possible future events. In addition, activation of a substantial number of U.S. military reservists or members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by the application of the Soldiers’ and Sailors’ Civil Relief Act of 1940 or similar state laws.

Changes in existing government sponsored and federal mortgage programs could make selling our mortgage loans in the secondary market more difficult.

      Our ability to generate revenue through the sale of mortgage loans is largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and others which facilitate or sponsor the issuance of mortgage-backed securities. A portion of our business is also dependent upon the continuation of various programs administered by the FHA and the VA. Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our financial condition and our results of operations.

Uncertainty regarding the legality of yield spread premiums could increase litigation against us.

      Over 80% of our mortgage loans are originated by our Wholesale Origination Division through independent mortgage brokers. If a borrower cannot or does not want to pay the mortgage broker’s fees directly, the loan can be structured so that the mortgage broker’s fees are paid from the proceeds of the loan, or the loan can provide for a higher interest rate or higher fees to the lender. The increased value of a loan with a higher interest rate enables the lender to pay all or a portion of the broker’s compensation. This form of compensation is often referred to as a “yield spread premium.” Competitive forces currently demand that we pay mortgage brokers yield spread premiums on many of the loans we originate. The Real Estate Settlement Procedures Act, commonly referred to as RESPA, prohibits the payment of fees for the mere referral of real estate settlement service business. This law does permit the payment of reasonable value for services actually performed and facilities actually provided unrelated to the referral.

      On September 18, 2002, the Eleventh Circuit Court of Appeals issued a decision in Heimmermann v. First Union Mortgage Corp. which reversed the court’s earlier decision in Culpepper v. Irwin Mortgage Corp. in which the court found the yield spread premium payments received by a mortgage broker to be unlawful per se under RESPA. HUD had responded to the Culpepper decision by issuing a policy statement (2001-1) taking the position that lender payments to mortgage brokers, including yield spread premiums, are not per se illegal. The Heimmermann decision eliminated a conflict that had arisen between the Eleventh Circuit and the Eighth and Ninth Circuit Courts of Appeals, with the result that all federal circuit courts which have considered the issue have aligned with the HUD policy statement and found that yield spread premiums are not prohibited per se. If other circuit courts that have not yet reviewed this issue disagree with the Heimmermann decision, there could be a substantial increase in litigation regarding lender payments to brokers and in the potential costs of defending these types of claims and in paying any judgments that might result. The costs of a significant increase in litigation in this or any other area could have a material adverse effect on our financial condition and our results of operations.

Our mortgage loan servicing operations create additional risks to our cash flows and earnings.

      We are subject to risks related to the retention of mortgage servicing rights, including the potential for decreased operating cash flow and the potential of having to write-down the value of the retained mortgage servicing rights through a charge to earnings, particularly as a result of changing interest rates and alternative financing options, which lead to increased prepayments. In addition, the success of our mortgage loan servicing operation will depend in part on our ability to sell promptly those mortgage loans to buyers, with mortgage servicing rights retained. Accordingly, adverse changes in the secondary market, including the level of activity or underwriting criteria of Fannie Mae, Freddie Mac and other buyers could have a material adverse effect on our financial condition and our results of operations.

We may be required to repurchase mortgage loans if we breach representations and warranties, which may adversely affect our financial condition and our results of operations.

      When we sell a mortgage loan to Fannie Mae, Freddie Mac or other buyers, we make certain representations and warranties as to the compliance with applicable underwriting guidelines. We generally become obligated to the buyer with respect to the accuracy of those representations and warranties, and if those representations and warranties are incorrect, the buyer may require us to repurchase the mortgage loan. Consequently, we retain the risk of losses resulting from a material inaccuracy in the representations and warranties. We attempt to limit our exposure to repurchase risks through (i) quality control requirements imposed on our origination staff, both internally and through third-party quality control experts, and (ii) by negotiating appropriate representations and warranties and indemnification from entities from which we acquire mortgage loans. From time to time, we could be obligated to repurchase mortgage loans as a result of breach of the representations and warranties we make. Accordingly, breaches of representations and warranties in connection with our sales of mortgage loans could have a material adverse effect upon our financial condition and our results of operations.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

      In the course of our business, we may foreclose and take title to residential properties, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our financial condition and our results of our operations could be materially adversely affected.

We do not expect to pay dividends on our common stock, although we may pay dividends on our preferred stock.

      We have never declared or paid a dividend on our common stock. Management expects that a substantial portion of our future earnings will be used for the expansion of our loan origination and servicing businesses and therefore management does not foresee an ability to pay dividends on our common stock. The decision to pay dividends on our common stock, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements, financial condition, and other relevant factors such as loan covenants or other contractual obligations. However, the holder of shares of our Series A Non-Voting Preferred Stock, all of which are held by the J. K. Trust, are entitled to receive dividends as determined by our Board of Directors from time to time. Our Board of Directors adopted a resolution in August 2003 limiting, for so long as the shares of Series A Non-Voting Preferred Stock are outstanding, the aggregate amount of dividends to be paid in any fiscal year with respect to the Series A Non-Voting Preferred Stock to $38,500. For each of the fiscal years ended April 30, 2002 and 2003, aggregate dividends of $38,500 were declared and paid with respect to the Series A Non-Voting Preferred Stock.

Future issuances of our common stock or other securities, including blank check preferred stock, may dilute the per share book value of our common stock or have other adverse consequences to our common shareholders.

      Our Board of Directors has the authority, without action or vote of the shareholders, to issue all or part of any authorized but unissued shares of our common stock and preferred stock. As of July 31, 2003, 500,000 shares were reserved for issuance under our Non-qualified and Incentive Stock Option Plan, of which options to purchase 404,850 shares at a weighted average price of $3.70 were outstanding. If issued, these shares would represent approximately 9.4% of our total shares of common stock outstanding before this offering, and approximately 6.8% of our outstanding shares after giving effect to the sale of 1,667,000 shares in this offering. We anticipate granting additional options to our employees and directors pursuant to the terms of our Non-qualified and Incentive Stock Option Plan in the future. While we do not have any current plans to do so, in the future, we may also issue additional securities, through public or private offerings, in order to raise additional capital to support our growth or in connection with possible acquisitions. Future issuances of our common stock will dilute the percentage of ownership interest of shareholders and may dilute the per share book value of our common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

      In addition, pursuant to our Articles of Incorporation, our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, preferences, powers and relative participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series. The preferred stock may rank superior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, the shares of preferred stock may have class or series voting rights. Currently, 63 shares of preferred stock are issued and outstanding, all of which are held by the J. K. Trust.

      One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of the preferred stock pursuant to the Board of Directors’ authority may materially adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock.

Certain provisions of Illinois law may discourage or prevent a takeover of us and reduce any takeover premium.

      Illinois law contains provisions that could discourage potential acquisition proposals, or delay or prevent a change in control of us. Shareholders sometimes realize a significant premium in their stock price when an offer is made to purchase a company. Because of these provisions, such offers may be discouraged, and our shareholders may lose the benefit of any potential premium. For a more detailed discussion of these provisions, please see the “Description of Securities” section of this prospectus.

There is a limited trading market for our common stock and you may not be able to resell your shares at or above the price you pay for them.

      The price of the shares of our common stock subject to this offering may be greater than the market price for our common stock following the offering. The price of our common stock has been, and will likely continue to be, subject to fluctuations based on, among other things, economic and market conditions for mortgage banks and the stock market in general, as well as changes in investor perceptions of us. The issuance of new shares of our common stock also may affect the market for our common stock.

      Our common stock is traded on the American Stock Exchange under the symbol “UFM.” The development and maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker. While we are a publicly-traded company, the volume of trading activity in our stock is relatively limited. The current public float of our common stock, prior to the offering, is approximately 1.4 million shares and the average daily trading volume of our common stock from December 3, 2002 through December 3, 2003 was approximately 15,000 shares. Even if a more active market develops, there can be no assurance that such a market will continue, or that our shareholders will be able to sell their shares at or above the offering price.

There are risks associated with our underwriter’s lack of recent experience in public offerings.

      Although certain principals of Maxim Group LLC have extensive experience in the securities industry, Maxim Group LLC itself is newly formed and has not acted as an underwriter in any public offering. This lack of operating history may have an adverse effect on this offering. Maxim Group LLC was formed in October 2002 and is a member of the National Association of Securities Dealers and the Securities Investor Protection Corporation.

We may not be able to comply in a timely manner with all of the recently enacted or proposed corporate governance requirements.

      Beginning with the enactment of the Sarbanes-Oxley Act of 2002 in July 2002, a significant number of new corporate governance requirements have been adopted or proposed by the Securities and Exchange Commission and the American Stock Exchange. Although we currently expect to comply with all current and future requirements, we may not be successful in complying with these requirements at all times in the future. In addition, certain of these requirements will require us to make changes to our corporate governance practices.

USE OF PROCEEDS

      The net proceeds which we will receive from the sale of 1,667,000 shares of common stock in this offering are estimated to be approximately $                     million after deducting underwriting discounts and the aggregate offering-related expenses of $                    payable by us.

      We intend to use the net proceeds of the offering for general corporate purposes, including the implementation of our growth and business strategies. We expect that this will result in an increase in our net worth which will permit us to obtain additional funds under our credit facilities and allow us to originate more loans and increase our mortgage loan servicing opportunities.

      The J. K. Trust, as the selling shareholder, will receive all of the net proceeds from the sale of the shares, if any, in the event the underwriter exercises the over-allotment option described in this prospectus. We will not receive any proceeds from these sales.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

      Our common stock has been listed on the American Stock Exchange under the symbol “UFM” since September 9, 2002. From May 27, 1998 to September 8, 2002, our common stock was listed on the Chicago Stock Exchange under the symbol “UFM.” As of November 21, 2003, there were approximately 170 shareholders of record of our common stock.

Market Information

      The table below sets forth the high and low sales price, as reported by the American Stock Exchange or the Chicago Stock Exchange, as applicable, for our common stock for the periods indicated.

	High	Low

For the Fiscal Year Ended April 30, 2002
First Quarter	$1.50	$1.00
Second Quarter	2.00	1.10
Third Quarter	3.00	1.75
Fourth Quarter	3.45	2.55
For the Fiscal Year Ended April 30, 2003
First Quarter	$2.75	$2.00
Second Quarter	3.05	2.00
Third Quarter	5.15	2.65
Fourth Quarter	5.10	3.93
For the Fiscal Year Ended April 30, 2004
First Quarter	$11.50	$4.95
Second Quarter	7.60	6.45
Third Quarter (through December 8, 2003)	7.43	6.40

Dividends

      We have never declared or paid a dividend on our common stock. Management expects that a substantial portion of our earnings, if any, for the foreseeable future will be used to expand loan origination and servicing capabilities and therefore management does not foresee an ability to pay dividends on our common stock. The decision to pay dividends on our common stock, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements, financial condition and other relevant factors such as loan covenants or other contractual obligations.

CAPITALIZATION

      The following table sets forth our capitalization at July 31, 2003 and as adjusted to give effect to our sale of 1,667,000 shares of common stock at the public offering price of $                    per share in this offering. For purposes of this table, our net proceeds will be approximately $                     million after deducting estimated offering expenses and underwriting discounts and commissions. The following data should be read in conjunction with the financial information appearing elsewhere in this prospectus.

	At July 31, 2003

	Actual	As Adjusted

	(Dollars in thousands,
	except per share data)
Liabilities:
Warehouse lines of credit	$212,743		$212,743
Note payable	350		350

Total indebtedness	$213,093		$213,093

Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, no par value, Series A redeemable shares, 63 issued and outstanding (aggregate liquidation preference of $315,000)(1)	315		315
Common stock, no par value; 20,000,000 shares authorized; 4,100,929 shares issued and outstanding; 5,767,929 shares issued and outstanding as adjusted(2)	6,648
Retained earnings	8,041		8,041
Treasury stock, 176,700 shares	(322)		(322)

Shareholders’ equity	$14,683	$

Total capitalization(3)	$227,776	$

Book value per share	$3.74	$

(1)	Our preferred stock may be issued by the Board of Directors without shareholder approval, with the rights and preferences that the Board of Directors determines appropriate.

(2)	As of July 31, 2003, there were 404,850 common shares reserved for issuance upon the exercise of currently outstanding options with a weighted average exercise price of $3.70, and an additional 95,150 shares available for future issuance under our Non-qualified and Incentive Stock Option Plan.

(3)	Includes shareholders’ equity and total indebtedness.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

      The following discussion provides additional information regarding our operations and financial condition for the quarters ended July 31, 2003 and 2002 and the fiscal years ended April 30, 2003 and 2002. This discussion should be read in conjunction with the “Summary Financial Data,” the audited and unaudited financial statements and the accompanying notes thereto.

General

      We are a mortgage banking company engaged in the business of originating, selling and servicing residential mortgages in 36 states. During the fiscal year ended April 30, 2003, we originated approximately $2.0 billion in loans for resale. Although our mortgage banking business has primarily focused on wholesale and retail residential mortgage origination activities, we have recently expanded our business to include mortgage loan servicing by retaining servicing rights on selected mortgage loans that we originate. Our principal lines of business are conducted through our Wholesale Origination Division, our Retail Origination Division and our Servicing Division.

      Since we were organized in 1986, we have focused on growing our origination volume by building a wholesale and retail origination network through internal growth, selective acquisitions and, recently, through relationships with operators of leading Internet mortgage referral web sites. On May 6, 2003, we acquired Portland Mortgage Company, a privately-held mortgage banking organization that operated six branches in Oregon and southwest Washington.

      We earn revenue both as an originator and as a servicer of mortgage loans. Our primary source of revenue is the recognition of gain on the sale of our mortgage loans. Additionally, we generate revenue from origination fees and interest income we earn on the mortgage loans that we originate and the income we earn from servicing mortgage loans. Our expenses largely consist of: (i) commissions paid to loan originators on closed mortgage loans; (ii) salaries and benefits paid to employees other than loan originators; (iii) general selling and administrative expenses such as occupancy costs; and (iv) interest paid by us under our credit facilities.

Critical Accounting Policies

      Financial Reporting Release No. 60, released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting estimates or methods used in the preparation of financial statements. For additional information on our critical accounting policies, see the notes to our audited and unaudited financial statements.

      Mortgage Loans Held for Sale. Mortgage loans held for sale represent mortgage loans originated and held pending sale to permanent investors. The mortgages are carried in aggregate at the lower of cost or market value as determined by market prices and yields in normal market outlets used by us. Gains or losses on sales are recognized at the time legal title transfers to the investor and are based upon the difference between the sales proceeds from the final investor and the adjusted book value of the mortgage loan sold.

      Mortgage Servicing Rights. We recognize as separate assets the rights to service mortgage loans for others. Mortgage servicing rights that are retained when mortgage loans are sold are recorded by allocating the previous carrying amount of the sold mortgage loan between the mortgage servicing rights that are retained and the mortgage loan that is sold. This allocation is based upon the relative fair values of the retained mortgage servicing rights and the mortgage loans sold.

      The retained mortgage servicing rights asset is amortized over the projected period of, and in proportion to, the estimated amount of net servicing income. Amortization of the retained mortgage servicing rights asset will reduce the amount of income that is recorded in the respective period from the servicing of the mortgage loans.

      Each reporting period, we re-evaluate the fair value of our remaining retained mortgage servicing rights asset. The amount by which the carrying amount of the retained mortgage servicing rights asset exceeds the new estimate of fair value is charged against earnings for the period. Rather than directly reducing the carrying amount of the retained mortgage servicing rights asset, a valuation allowance may be established for the same amount. In subsequent reporting periods, depending upon current estimates of fair value, the valuation allowance may be reversed. The reversal is limited to the remaining amount of the valuation allowance and will result in an increase in recorded earnings.

      Judgments and assumptions that are most critical to the application of this accounting policy are the appropriate risk-weighted discount rates used to determine the present value of estimated net future cash flows, prepayment speeds that will determine the amount and period of servicing revenue that is expected to be earned, estimated costs to service the mortgage loans, and estimated interest earned on amounts collected for real estate tax and property insurance premiums that are held in escrow until payment is due. If different assumptions and conditions were to prevail, materially different amortization and valuation allowances than those that were recorded may be required.

      Derivative Financial Instruments. Our mortgage-committed pipeline includes interest rate lock commitments, commonly referred to as IRLCs, that have been extended to borrowers who have applied for loan funding and meet certain defined credit and underwriting criteria. Effective with the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, we classify and account for the interest rate lock commitments as free-standing derivatives. At the time of the IRLC, no gain or loss is recognized. Subsequent changes in fair value are recorded in earnings. We estimate the fair value of an IRLC based on the change in estimated fair value of the underlying mortgage loan, given the probability that the loan will fund within the terms of the IRLC. The change in fair value of the underlying mortgage loan is based upon quoted secondary market prices. The change in fair value of the underlying mortgage loan is measured from the lock date. Therefore, at the time of issuance the estimated fair value of an IRLC is zero.

      Subsequent to issuance, the value of an IRLC can be either positive or negative, depending on the change in value of the underlying mortgage loan. The probability that the loan will fund within the terms of the IRLC is driven by a number of factors, in particular, the change, if any, in mortgage rates subsequent to the lock date. In general, the probability increases if mortgage rates rise and decreases if mortgage rates fall. This is due primarily to the relative attractiveness of current mortgage rates compared to the applicant’s committed rate. The probability that a loan will fund within the terms of the IRLC also is influenced by the source of the applications, age of the applications and purpose of the loans (i.e., purchase or refinance). We have developed closing ratio estimates using our historical empirical data that take into account all of these variables, as well as renegotiations of rate and point commitments that tend to occur when mortgage rates fall. The closing ratio estimates are utilized to estimate the quantity of loans that will fund within the terms of the IRLCs.

      The fair value of interest rate lock commitments is included with loans held for sale, and changes in fair value are included in the net gain on sale of loans. We use other derivative instruments, including mortgage forward delivery contracts to economically hedge the interest rate lock commitments, which are also classified and accounted for as free-standing derivatives and thus are recorded at fair value, as determined by the amount payable to or receivable from the counterparty as if the derivatives were settled at the balance sheet date, with the changes in fair value recorded to current earnings.

Results of Operations

      The following table sets forth our results of operations as a percentage of total revenues for the periods indicated:

	For the Quarter		For the Fiscal Year
	Ended July 31,		Ended April 30,

	2003	2002	2003	2002

Revenues
Gain on sale of loans, net	88.3%	83.9%	88.4%	82.8%
Loan servicing income, net	1.0	0.9	0.7	0.9
Interest income	10.0	14.9	10.6	16.3
Other income	0.7	0.3	0.3	0.0

Total Revenue	100.0	100.0	100.0	100.0
Expenses
Salaries and commissions	70.4	62.3	67.7	57.5
Selling and administrative	10.2	20.7	11.4	21.3
Interest expense	5.7	7.3	5.3	10.5
Depreciation	0.4	0.6	0.3	0.6

Total expenses	86.7	90.9	84.7	89.8
Income before income taxes and cumulative effect of change in accounting principle	13.3	9.1	15.3	10.2
Income taxes	5.3	3.7	6.3	5.3

Income before cumulative effect of change in accounting principle	8.0	5.5	9.0	4.8
Cumulative effect of change in accounting principle, net of tax	0.0	1.4	0.2	0.0

Net income	8.0	6.9	9.2	4.8
Preferred stock dividends	0.0	0.0	0.1	0.2

Net income for common shareholders	8.0%	6.9%	9.1%	4.7%

Three Months Ended July 31, 2003 and 2002

Revenues

      Loan volume and revenues increased substantially from period to period. The primary reason for the increase in revenue and loan volume was a steady rise in volume as a result of the interest rate environment as individuals continue to refinance their mortgage loans. This volume also stems from the opening of new locations in fiscal 2002 and 2003.

      Gain on sale of loans increased to $19.8 million for the three months ended July 31, 2003 from $5.1 million for the three months ended July 31, 2002. This increase was attributable to the increase in loan originations to $1.0 billion in the same period in 2003 from $204.1 million in the same period in 2002 as a result of a favorable interest rate environment through the majority of the three month period. The increase in gain on sale of loans from period to period was partially offset by market driven valuation issues at July 31, 2003. Interest rates rose sharply during the last two weeks of the three months ending July 31, 2003 which created significant valuation changes in our forward commitments, rate locks, loans held for sale and retained mortgage servicing rights portfolios.

      We recognized a $1.4 million decrease on our market positions at July 31, 2003 and recorded a $1.3 million valuation allowance on our mortgage loans held for sale portfolio based on the fair value as of July 31, 2003. These items were partially offset by the reversal of the valuation allowance established in the prior year on the mortgage servicing portfolio of $1.1 million. We analyze the retained mortgage servicing rights for impairment on a quarterly basis by obtaining a third party valuation. The reversal of the impairment charge established during fiscal 2003 was the result of this process which generated a valuation approximately 40 basis points higher than the valuation at April 30, 2003. Although the portfolio is valued significantly higher than its cost basis, this increase can only be recognized upon the sale of the underlying retained mortgage servicing rights.

      Loan servicing income increased by 309%, or $167,685, as a result of the additions made to the mortgage servicing portfolio throughout 2003. The loan servicing portfolio increased by $825 million, to $939 million at July 31, 2003 from $114 million at July 31, 2002.

      Interest income increased by $1.3 million to $2.2 million for the three months ended July 31, 2003 from $.9 million for the three months ended July 31, 2002. This increase was attributable to an increase in overall loan originations and an increase in the average balance of loans held for sale.

Expenses

      Salary and commissions expenses increased 319% to $15,801,557 for the three months ended July 31, 2003 from $3,769,302 for the three months ended July 31, 2002. The increase was attributed to the following principle factors: an increase in mortgage loan origination volume and the related increase in commissions paid; the continued investment in the expansion of our sales organization; and the increase in staff related to the acquisition of Portland Mortgage Company.

      Selling and administrative expenses increased 83% to $2,291,208 for the period ended July 31, 2003 from $1,250,440 for the period ended July 31, 2002. The increase from period to period is due to the expansion of the sales effort including additional offices, especially in the southeastern United States and the volume of loan originations and sales as well as the Portland Mortgage Company acquisition. In addition, the increase from period to period is attributable to an increased emphasis on quality control initiatives as the volume of loans has increased.

      Interest expense increased $827,229, or 187%, to $1,270,048 for the three months ended July 31, 2003 from $442,819 for the three months ended July 31, 2002. This increase was the result of an increase in overall loan originations and the average balance of notes payable on the warehouse lines of credit. The increase was offset somewhat by using a different mix of the warehouse lines in order to maximize the lines with a lower effective interest rate.

      Income taxes increased to $1,192,679 for the three months ended July 31, 2003 from $221,081 for the three months ended July 31, 2002. This increase in taxes was the result of an increase in taxable income for the same periods.

      The cumulative effect of a change in accounting principle for the three months ended July 31, 2002 is the result of our adopting the guidance discussed in Note 1 to the unaudited financial statements included in this prospectus.

Fiscal Years Ended April 30, 2003 and 2002

Revenues

      Gain on sale of loans increased to $45,316,255 for the fiscal year ended April 30, 2003 from $18,720,136 for the fiscal year ended April 30, 2002. This increase was attributable to the increase in loan sales to $1,855.3 million in 2003 from $857.8 million in 2002. This increase was due to the increase in loan originations to $1,963.8 million for the fiscal year ended April 30, 2003 as compared to $857.7 million for the fiscal year ended April 30, 2002.

      Loan servicing income increased by $166,209, or 82.2%, as a result of the increase in loans serviced. The loan servicing portfolio increased by $419.0 million to $526.2 million at April 30, 2003 from $107.2 million at April 30, 2002.

      The fiscal year ended April 30, 2003 was a period of significant growth for us. Loan volume and revenues increased substantially from year to year. In fact, both revenue and loan volume were at record highs in the fiscal year ended April 30, 2003. The primary reasons for the increase in revenue and loan volume were the opening of several new branch office locations in fiscal 2003 set against a backdrop of a favorable interest rate environment.

      Interest income increased to $5,449,380 for the twelve months ended April 30, 2003 from $3,685,011 for the twelve months ended April 30, 2002. This increase was attributable to an increase in overall loan originations.

Expenses

      Salary and commissions expenses increased to $34,736,981 for the twelve months ended April 30, 2003 from $13,002,563 for the twelve months ended April 30, 2002. The increase was attributed to the following principle factors: an increase in the volume of mortgage loan originations sold and the related increase in commissions and the continued investment in the expansion of our sales organization.

      Selling and administrative expenses increased to $5,866,086 for the twelve months ended April 30, 2003 from $4,804,329 for the twelve months ended April 30, 2002. This increase was due to the expansion of the sales effort and volume of loan originations and sales.

      Depreciation expense increased to $171,545 for the twelve months ended April 30, 2003 from $135,025 for the twelve months ended April 30, 2002. This increase principally resulted from two factors: the opening of several new branch offices during the fiscal year and the technology investments made during the previous fiscal year. The technology investments were in line with our strategy of technological advancement and infrastructure improvements.

      Interest expense increased to $2,686,621 for the twelve months ended April 30, 2003 from $2,362,696 for the twelve months ended April 30, 2002. This increase was the result of an increase in overall loan originations and the average balance of notes payable on the warehouse lines of credit, which was offset by the continued decline in interest rates paid on these notes.

      Income taxes increased to $3,221,090 for the fiscal year ended April 30, 2003 from $1,207,388 for the fiscal year ended April 30, 2002. This increase in taxes was the result of an increase in taxable income.

Financial Condition

July 31, 2003 and April 30, 2003

      Total assets increased to $238 million at July 31, 2003 from $171 million at April 30, 2003, representing an increase of 39.0%. The primary reason for the increase in total assets was the 39.6% increase in loans held for sale. At July 31, 2003, loans held for sale were $216 million, up from $155 million at April 30, 2003. In addition, at July 31, 2003, net retained mortgage servicing rights increased to $9,514,331, an increase of 100.9% from April 30, 2003. This significant increase resulted from the retention of servicing rights with respect to selected mortgage loans that we originated.

      Total shareholders’ equity increased to $14,682,959 at July 31, 2003 from $12,880,000 at April 30, 2003, an increase of $1,802,909. This increase was due primarily to the retention of $1,789,019 of our earnings over the same period.

April 30, 2003 and 2002

      Total assets at April 30, 2003 increased to $170,950,359 at April 30, 2003 from $61,965,332 at April 30, 2002, representing an increase of 175.9%. The primary reason for the increase in total assets was the 200.9% increase in loans held for sale. At April 30, 2003, loans held for sale were $154,734,980, up from $51,417,233 at April 30, 2002. In addition, at April 30, 2003, net retained mortgage servicing rights increased to $4,735,490, an increase of 253.5% from April 30, 2002. This significant increase resulted from our retention of servicing rights with respect to selected mortgage loans that we originated.

      Total shareholders’ equity increased to $12,880,050 at April 30, 2003 from $8,297,563 at April 30, 2002, an increase of $4,582,487. This increase was due primarily to the retention of $4,657,616 of our earnings over the same period.

Liquidity and Capital Resources

      Our sources of cash flow include cash from gains on sale of mortgage loans, net interest income, servicing fees and borrowings. We generally sell our mortgage loans on a monthly basis to generate cash for operations. Our uses of cash in the short term include the funding of mortgage loan purchases and originations and the retention of mortgage servicing rights, payment of interest, repayment of amounts borrowed pursuant to warehouse lines of credit, operating and administrative expenses, income taxes and capital expenditures.

      During the three months ended July 31, 2003 and 2002, net cash from operating activities was $(39.8) million and $(11.6) million, respectively. Net cash from operating activities is impacted primarily by the origination of and proceeds from the sale of mortgage loans held for sale, additions to retained mortgage servicing rights and the change in accrued expenses and other current liabilities. For the three months ended July 31, 2003, we originated $1.0 billion in loans held for sale and sold $994 million of loans. This compares to the origination of $204 million in loans held for sale and the sale of $196 million in loans for the three months ended July 31, 2002. During the first three months of the fiscal year 2003, we have continued to pursue our strategy of retaining mortgage servicing rights on certain mortgage loans that we originate. Such retention has resulted in some reduction in short term cash flow available to us. We have employed capital to finance the retention of mortgage servicing rights. However, the retention of mortgage servicing rights creates an asset on our balance sheet and creates a future cash flow stream.

      During the twelve months ended April 30, 2003 and 2002, net cash from operating activities was $(98,233,015) and $3,118,321, respectively. Net cash from operating activities decreased from year to year largely due to an increase in the amount of mortgage loans held for sale at April 30, 2003, the gain on sale of loans and the change in retained mortgage servicing rights from period to period.

      Net cash from investing activities was $(101,217) for the period ended July 31, 2003 compared to $(26,996) for the period ended July 31, 2002. The change from 2002 to 2003 was largely attributable to the purchase of leasehold improvements and equipment. Capital expenditures for the period ended July 31, 2003 were approximately $276,000, principally in technology and, to a lesser extent, for the expansion of sales organization facilities. We expect to continue to make investments in technology in the future to enhance and maintain our product and service offerings. Our acquisition of Portland Mortgage Company yielded net cash as the initial purchase payout was less than Portland Mortgage Company’s cash on hand at closing.

      Net cash from investing activities decreased to $(1,189,973) for the fiscal year ended April 30, 2003 from $(117,867) for the fiscal year ended April 30, 2002. The change from 2002 to 2003 was largely attributable to the net change in the purchase of leasehold improvements and equipment and the increase in restricted cash. Cash flow from financing activities for the fiscal years 2003 and 2002 was $101,130,207 and $(1,054,859), respectively. This change resulted largely from the increase in the principal amount outstanding under warehouse lines of credit.

      Cash flow from financing activities for the three months ended July 31, 2003 and 2002 was $39.7 million and $11.3 million, respectively. This change resulted largely from the fluctuation in warehouse lines of credit as our mortgage loan portfolio grew with the origination of new loans.

      The net cash flow from operating, financing, and investing activities was $1,707,219 for the fiscal year ended April 30, 2003 and $1,945,595 for the fiscal year ended April 30, 2002.

      Cash flow requirements depend on the level and timing of our activities in loan origination in relation to the timing of the sale of such loans. In addition, we require cash flow for the payment of operating expenses, interest expense, and capital expenditures. Currently, our primary sources of funding are borrowings under warehouse lines of credit, proceeds from the sale of loans and internally generated funds.

      Liquidity refers to the ability or the financial flexibility to manage future cash flows and fund operations on a timely and cost-effective basis. We fund our business, in part, through the use of warehouse lines of credit. Outstanding borrowings pursuant to the warehouse lines of credit totaled $212.7 million at July 31, 2003 and $151.5 million at April 30, 2003. The interest rates on the warehouse lines of credit vary and resulted in a weighted average rate of 2.6% at July 31, 2003 and 2.9% at April 30, 2003. On August 1, 2003, we combined several warehouse arrangements into one amended and restated warehouse credit agreement with five commercial banks. Under the terms of the agreement, we have a $110,000,000 credit facility expiring December 15, 2003 generally at a rate of the 30-day LIBOR plus 140 basis points. The agreement also provided for a temporary increase in the facility from $110,0000,000 to $125,000,000 through August 14, 2003. In addition, we have entered into another credit facility which allows for the funding and purchase of mortgage loans in an amount up to $75.0 million. This facility expires on August 26, 2004. If we cannot successfully maintain our existing credit facilities or replace them with comparable financing sources, we may be required to curtail our loan origination activities, which would have a material adverse effect on our financial condition and results of operations. Because our credit facilities are short-term lending commitments, the lenders may respond to market conditions which may favor an alternative investment strategy for them, making it more difficult for us to secure continued financing.

      Additionally, our warehouse credit facilities contain extensive restrictions and covenants that, among other things, require us to satisfy specified financial tests. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. These agreements also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

Qualitative and Quantitative Disclosure About Market Risk

      Qualitative Information About Market Risk. The principal objectives of our interest rate risk management are to evaluate the interest rate risk included in balance sheet accounts, to determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements, and performance objectives and to manage the risk consistent with our policy. Through this management, we seek to reduce the vulnerability of our operations to changes in interest rates. Our Board of Directors is responsible for reviewing policies and interest rate risk position. Our Board of Directors reviews the position on at least a quarterly basis. In connection with this review, our Board of Directors evaluates our business activities and strategies, the effect of those strategies on the market value of our loans held for sale and servicing portfolios, and the effect the changes in interest rates will have on our loans held for sale and servicing portfolios.

      In addition to the reviews made by our Board of Directors, we also have a separate department, the Secondary Marketing Department, that is responsible for taking actions to protect us against abrupt and unpredictable interest rate fluctuates. In addition, our Board of Directors has adopted a formal policy that governs the Secondary Marketing Department and sets forth policies with respect to, among other things, our hedging strategies and sales of mortgage loans in the secondary market.

      The continuous movement of interest rates is certain. However, the extent, timing and direction of these movements is not always predictable. Any movements in interest rates has an effect on our profitability. The value of loans, which we have either originated or committed to originate, decreases as interest rates rise and conversely, the value increases as interest rates fall. The value of our retained mortgage servicing rights asset tends to move inversely to the value of mortgage loans, increasing in value as interest rates rise and decreasing in value as interest rates fall. In turn, this affects the prepayment speed of loans underlying our retained mortgage servicing rights.

      Because it is unlikely that any particular movement in interest rates could affect only one aspect of our business, many of our products move in offsetting directions to each other. For instance, the decrease in the value of our retained mortgage servicing rights asset associated with a decline in interest rates usually will not occur without some degree of increase in new mortgage loan production, which may offset the decrease in the value of the mortgage servicing rights asset.

      Quantitative Information About Market Risk. The primary market risk facing us is interest rate risk. From an enterprise perspective, we manage this risk by striving to balance our loan origination and loan servicing businesses, which are counter cyclical in nature. In addition, we utilize various hedging techniques to manage the interest rate risk related specifically to our committed pipeline loans, mortgage loan inventory, and retained mortgage servicing rights. We primarily utilize forward sales of mortgage-backed securities. These instruments most closely track the performance of our committed pipeline of loans because the loans themselves can be delivered directly into these contracts.

      The overall objective of our interest rate risk management policies is to offset changes in the values of these items resulting from changes in interest rates. We do not speculate, for the purpose of generating revenue, on the direction of interest rates in our management of interest rate risk.

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DESCRIPTION OF BUSINESS

General

      We were incorporated in the State of Illinois in April of 1986 for the purpose of engaging in the business of mortgage banking and, to a limited extent, mortgage brokering. We are currently authorized to engage in the mortgage banking business in 36 states. Our mortgage banking business has primarily focused on the origination of mortgage loans secured by residential real estate (single family residences and one-to-four family residential properties). We originate these mortgage loans through our Wholesale Origination Division, our Retail Origination Division and our relationships with Internet mortgage referral web sites. Nearly all of the mortgage loans that we originate are mortgage loans secured by residential real estate. In addition to the origination of mortgage loans, we also service mortgage loans for others through our Servicing Division.

      We also engage in the origination of mortgage loans on commercial real estate, including shopping centers, office properties and other commercial loans. We either broker (i.e., arrange for loan funding from third-party lenders) or fund and service these commercial loans. Commercial loans that we originate may be brokered to other financial institutions, in which case, we receive a negotiated fee. If we originate and service a commercial loan, then revenues are earned based upon the difference between the interest rate paid to the issuer of the credit line and the interest rate paid by the borrower.

      Our mortgage loan origination business primarily generates revenue through (i) origination fees and gains on the sale of mortgage loans, and (ii) interest on mortgage loans held, or “warehoused,” from their origination or purchase until their sale. Our Servicing Division produces income from loan servicing fees paid by the parties for whom we service the mortgage loans.

Industry Overview

      The residential mortgage market is the largest consumer finance market in the United States. According to forecasts of the Mortgage Bankers Association of America, lenders will originate over $3.3 trillion in single-family mortgage loans in calendar year 2003, up from approximately $2.5 trillion in calendar year 2002. Mortgage banking generally involves the origination or purchase of residential mortgage loans for sale in the secondary mortgage market and the servicing of those mortgage loans. Two government-sponsored organizations, Fannie Mae and Freddie Mac, and one government agency, Ginnie Mae have significantly influenced the secondary mortgage loan market and its evolution.

      Mortgage lenders typically sell their mortgage loans directly to Fannie Mae and Freddie Mac either as whole loans or, more typically, as pools of loans used to collateralize mortgage-backed securities issued or guaranteed by these entities. Similarly, lenders can issue mortgage-backed securities collateralized by pools of loans that are guaranteed by Ginnie Mae. In order to arrange these sales or obtain these guarantees, the lender must underwrite its mortgage loans to conform to standards established by Fannie Mae and Freddie Mac or by the FHA in the case of Ginnie Mae. Mortgage loans with principal balances exceeding these agency guidelines, currently those in excess of $322,700 for single-family mortgage loans (i.e., “jumbo” or “non-conforming loans”) or those that have other characteristics that do not meet these agency guidelines, are sold to private buyers.

Strategy for Growth

      Our strategy for growth involves continuing to diversify our business so as to become a “one-stop shop” for certain financial services and increasing our mortgage loan origination volume as described below.

•	Diversify Our Business. As the residential mortgage banking industry continues to consolidate, we believe that becoming more diversified will provide us with additional operating flexibility and enhanced revenues. Diversification will also allow us to better manage the risks associated with the cyclical nature of our industry. We believe diversification can be accomplished by increasing our servicing operations and our commercial mortgage loan origination business and by seeking out strategic acquisitions and partnering opportunities in related industries.

•	Increased Servicing Operations. We intend to selectively increase our portfolio of retained mortgage servicing rights. Income from servicing is generated from the receipt of fees for servicing (i.e., collecting the monthly principal and interest payments and performing the escrow services) for mortgage loans that we have originated and sold in the secondary market. In deciding whether to retain mortgage servicing rights with respect to any particular mortgage loan, we evaluate various risk factors (including prepayment risk) associated with the particular mortgage loan.

•	When we sell mortgage loans, including the related mortgage servicing rights, into the secondary market, we receive a service release premium, commonly referred to as an SRP. By retaining mortgage servicing rights on certain mortgage loans that we sell, we forego the SRP, thereby reducing the amount of cash we receive at the time of sale. We believe that retaining mortgage servicing rights in a rising interest rate environment will result in the creation of a continuing cash flow for the life of the mortgage loan and that the life of the mortgage loan is likely to be longer because the risk of prepayment decreases in a rising interest rate environment. In addition to providing servicing revenue, the retention of mortgage servicing rights enhances our ability to solicit our mortgage loan customers for additional mortgage products such as second mortgages, home improvement loans and home equity lines of credit. As of July 31, 2003, the principal balance of our servicing portfolio was $939 million, which represents a 79% increase from April 30, 2003 and a 724% increase from July 31, 2002.

•	We currently have a relationship with a sub-servicer to perform the servicing activities pursuant to the terms of a private label sub-servicer arrangement with a leading mortgage loan servicer. For a per loan fee, the sub-servicer collects the monthly principal and interest payments and performs the escrow services on our behalf and in our name. This arrangement allows us to increase our retained mortgage servicing rights portfolio without incurring a large capital investment in our back office infrastructure that would be required to service mortgage loans in numerous states.

•	Increased Commercial Mortgage Loan Originations. In addition to offering residential mortgage loans, we engage in a limited amount of commercial mortgage lending. In general, our focus in the commercial mortgage lending area is small to medium sized businesses that would have difficulty obtaining commercial mortgage loans from traditional sources. We currently have a $2 million credit line for the sole purpose of funding commercial mortgage loans. Commercial mortgage loans are either brokered to larger institutions, in which case we receive a negotiated fee, or they are funded and serviced by us. If we decide to fund and service a commercial mortgage loan, our profit is derived from the difference in the interest rate we pay under our commercial mortgage loan credit line and the interest rate that we receive from the borrower. We believe that we can leverage our current origination network to promote this business line.

•	Strategic Acquisitions and Partners. In order to become more diversified, we intend to seek out acquisitions and partnering opportunities in related areas that will allow us to:

•	offer a wider variety of financial services and products;

•	engage in cross-selling opportunities;

•	generate additional and less cyclical sources of revenue and income; and

•	provide additional operating flexibility.

•	Increase Mortgage Loan Originations. Part of our growth strategy is to continue to increase our mortgage loan origination volume through expanding our presence in our existing markets and by entering new markets. We are executing this strategy through internal growth, pursuing selective acquisitions and expanding our relationships with Internet mortgage referral web sites.

•	Internal Growth. We intend to continue to recruit additional highly-qualified loan originators with experience in the mortgage lending industry and long-standing relationships with consumers, real estate agents and brokers, homebuilders, developers and other referral sources. We intend to continue to refine our operations, including our pricing, products, promotional strategy, compensation arrangements, service levels and use of technology. We also intend to expand our retail branch network into new geographic areas and to further penetrate existing markets. Since April 30, 1998 we have increased the total number of our retail branch offices from three to 28 offices. We staff our new branches with the same type of experienced, highly-qualified loan originators as are recruited for existing branches.

•	Selective Acquisitions. We intend to continue to capitalize on consolidation opportunities in the mortgage banking industry by pursuing acquisitions of high-quality mortgage banks and mortgage brokers that can be acquired at reasonable prices. In evaluating acquisitions, we consider factors such as the accretive impact of the acquisition on our earnings per share, the relative value of the acquisition to our shareholders, our ability to support and retain production personnel and our ability to enhance and expand the acquired business. We believe that our comprehensive product line and our infrastructure and technology makes us an attractive partner for potential acquisition candidates.

•	On May 6, 2003, we acquired Portland Mortgage Company, a privately-held mortgage bank that operated six branches in Oregon and southwest Washington.

•	In 1998 we acquired Mortgage Service America, a privately-held mortgage bank focused on the wholesale origination of conventional and jumbo mortgage loans in the Chicago metropolitan area.

•	New Internet Relationships. We believe that the Internet is a valuable tool that will allow us to increase our loan origination business without the costs normally associated with more traditional expansion efforts. In January 2003, we began operating under an arrangement with LendingTree, Inc., the operator of a leading Internet mortgage referral web site, which has resulted in our funding $33.1 million of mortgage loans through July 31, 2003. We intend to increase our Internet mortgage origination volume by establishing relationships with other destination web sites in an effort to increase the number of sources that refer customers to us and, to a lesser extent, by continuing to launch enhancements to our web site, www.ufmc.com.

Business Strategy

      While our future growth will be generated in part by diversifying and expanding our product offerings, our business objective is to be a leading originator of high-credit-quality residential mortgage loans. In executing our business strategy, we focus on the following elements:

•	Leveraging Technology to Maximize Efficiency. We have focused on being a low-cost provider by controlling operating costs and maximizing our efficiency. We invest in technology that allows us to increase our productivity while lowering our costs in originating and selling mortgage loans.

•	Maintaining and Promoting a Sales Oriented Culture. Both our wholesale originators and our retail originators are principally compensated through commissions. In addition, we maintain an atmosphere that is conducive to frequent interaction between our originators and senior management. This structure allows our senior management to identify issues and challenges and to be proactive in implementing changes that are intended to improve the manner in which we meet the needs of our customers.

•	Offering a Broad Line of Mortgage Products. We offer a broad line of products that includes almost all types of mortgage loan products that may be sold in the secondary market. Offering a broad mix of products enables us to help become a one-stop shop for all of our customer’s mortgage lending needs.

•	Underwriting Loans to the Standards of the Secondary Market. Our underwriting process is designed to ensure that each mortgage loan we originate is in a form that can be sold in the secondary market. Whenever possible, we use underwriting systems such as Fannie Mae’s Desktop Underwriter® and Freddie Mac’s Loan Prospector®. Although these two systems are the most common, we also use other buyer-specific underwriting systems. In addition, we have certain policies and procedures in place to promote and evaluate compliance with our underwriting standards and methods.

Mortgage Loan Origination Channels

      We originate mortgage loans primarily through our Wholesale Origination Division, our Retail Origination Division and, more recently, through our relationships with Internet mortgage referral web sites.

•	The Wholesale Origination Division. Wholesale loan origination involves the funding of mortgage loans submitted by non-affiliated mortgage brokers. We realize revenues from the sale of these mortgage loans in the secondary market to buyers for a price greater than the amount that we paid to the mortgage broker as well as fee income if we choose to keep any of the mortgage servicing rights for our servicing portfolio. The Wholesale Origination Division acquires mortgage loans from a network of mortgage brokers and other financial intermediaries, including banks.

As of July 31, 2003, we have established more than 200 active relationships. Mortgage brokers qualify to participate in the Wholesale Origination Division after a review of their reputation, mortgage lending experience and financial condition, including a review of references and financial statements. No single correspondent mortgage broker accounts for a significant portion of the Wholesale Origination Division’s mortgage loan production. Our mortgage brokers work directly with the borrower and submit a fully processed loan application to us for an underwriting determination. We apply our customary underwriting standards to each wholesale-originated mortgage loan, issue a written approval and, upon satisfaction of all the lending conditions, close the mortgage loan. In addition, we offer mortgage brokers direct access to Fannie Mae’s Desktop Underwriter® and Freddie Mac’s Loan Prospector® which enables them to give their clients immediate approvals.

During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, the Wholesale Origination Division accounted for approximately 80.9% and 85.5%, respectively, of our mortgage loan origination volume. The Wholesale Origination Division typically accounts for a greater percentage of our total mortgage loan originations during periods of increased mortgage loan refinancing activity. The Wholesale Origination Division has five branch office locations in three states as follows: Oak Brook, Illinois; Midvale, Utah, and Fair Oaks, Chatsworth and Irvine, California.

•	The Retail Origination Division. Retail loan origination involves the direct solicitation of realtors, builders, prospective borrowers and others for the origination of mortgage loans. We derive revenues from the premium that we receive from the purchaser of the mortgage loan and any points or fees paid by the borrower over the cost to fund the mortgage loan as well as fee income if we choose to keep any of the mortgage servicing rights for our mortgage servicing portfolio. Generally, we share the premium and/or points and fees on a negotiated basis with loan officers and others who procure the mortgage loan and assist in the loan origination process.

During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, the Retail Origination Division accounted for approximately 17.2% and 13.8%, respectively, of our mortgage loan origination volume. The Retail Origination Division has 28 branch office locations in 12 states as follows: Chicago (4), Oak Brook, Bensenville (2), Oak Park, East St. Louis, Mount Prospect, Park Ridge and Cicero, Illinois; Las Vegas, Nevada; Cary, North Carolina; Fair Oaks, California; West Chester, Ohio; Jackson, Mississippi; Little Rock, Arkansas; Jacksonville, Florida; Springfield, Missouri; Clackamas, Lake Oswego and Tillamook, Oregon; Longview and Vancouver, Washington; and Brentwood, Memphis and Nashville, Tennessee.

•	Internet Relationships. We have entered into a relationship with LendingTree, Inc., the operator of a leading Internet mortgage loan referral web site that connects prospective customers with mortgage loan providers. During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, we originated $19.8 million and $13.3 million, respectively, of mortgage loans through our relationship with LendingTree, Inc., or approximately 1.9% and 0.7%, respectively, of our mortgage loan origination volume. Our Internet arrangement permits us to access potential new customers while incurring limited outlays on overhead and marketing. In the future, we intend on expanding our relationship with this Internet mortgage referral web site, as well as entering into arrangements with other Internet mortgage referral web sites that operate similar online mortgage loan centers.

Information Technology

      We have invested heavily in technology over the past few years to consolidate and streamline many of our core processes and we will continue to invest significant resources in an effort to increase our efficiency and enhance management controls. We use an interfaced combination of Calyx’s Point®, Del Mar Database’s Data Trac® and a variety of closing documentation solutions to support our loan processing, automated underwriting, closing document preparation, adherence to product guidelines, point of sale originations, interest rate locking process, loan disbursement process and loan-level accounting functions. In June 2003, we signed a licensing agreement with Mortgage Connect LLC to utilize its Open Close Mortgage Platform® for both our Wholesale and Retail Origination Divisions. This is a web-based loan transaction platform, which will be private-labeled for us, that eliminates third-party transaction issues, networks brokers and loan officers, offers online origination, automates loan approval and provides real-time pipeline reports.

      Our web site, www.ufmc.com, is also a valuable tool for sales and services to both our new and existing mortgage customers. The web site provides potential customers with the ability to pre-qualify for a mortgage loan, review loan products and submit loan applications online. Current customers can obtain account balances, check the status of their payment or make a payment on-line. Calculators and other tools help prospective borrowers determine a maximum affordable home price, loan amount and monthly payments. Other resources include educational content for homebuyers.

Mortgage Loan Products

      We offer a broad and competitive range of mortgage products that seek to meet the mortgage needs of all types of borrowers. Primarily we originate residential mortgage loans that are principally prime credit quality first-lien mortgage loans secured by single- (one-to-four) family residences. These mortgage loans consist of conventional mortgage loans, FHA-insured mortgage loans and VA-guaranteed mortgage loans. The majority of our conventional loan originations are conforming mortgage loans, qualifying for inclusion in guaranteed mortgage securities backed by Fannie Mae or Freddie Mac. The balance of the conventional mortgage loans are non-conforming mortgage loans or mortgage loans that do not otherwise meet Fannie Mae or Freddie Mac guidelines. We make conventional non-conforming mortgage loans with original balances of up to $3 million.

      The following table sets forth the number and dollar amount of our mortgage loan production by loan type for the periods indicated:

	For the Quarter		For the Fiscal Year
	Ended July 31,		Ended April 30,

	2003	2002	2003	2002

	(Dollars in thousands, except
	average loan amount)
Conventional Conforming Loans
Number of Loans	4,480	783	8,632	2,715
Volume of Loans	$819,265	$133,162	$1,548,985	$441,990
Percent of Total Dollar Volume	80.5%	65.2%	78.9%	51.5%
Conventional Non-conforming Loans
Number of Loans	392	127	680	783
Volume of Loans	$101,496	$27,705	$182,784	$203,112
Percent of Total Dollar Volume	10.0%	13.6%	9.3%	23.7%
FHA/VA Loans
Number of Loans	430	229	1,077	1,252
Volume of Loans	$66,103	$34,779	$170,118	$190,156
Percent of Total Dollar Volume	6.5%	17.0%	8.7%	22.2%
Other Loans
Number of Loans	385	123	761	417
Volume of Loans	$31,449	$8,534	$61,914	$22,442
Percent of Total Dollar Volume	3.0%	4.2%	3.1%	2.6%
Total Loans
Number of Loans	5,687	1,262	11,150	5,167
Volume of Loans	$1,018,313	$204,180	$1,963,801	$857,700
Average Loan Amount	$179,060	$161,791	$176,126	$165,996

      The following table sets forth the geographic distribution of our mortgage loan production for the periods indicated:

	For the Quarter		For the Fiscal Year
	Ended July 31, 2003		Ended April 30, 2003

	Number	Principal	Number	Principal
	of Loans	Amount	of Loans	Amount

	(Dollars in thousands)
California	2,580	$528,479	6,372	$1,213,958
Illinois	1,209	213,200	3,311	540,033
Oregon	838	133,268	4	735
Utah	525	78,677	748	110,638
Others(1)	535	64,690	713	98,437

(1)	No other state constitutes more than 2.0% of the total dollar amount of loan production

Mortgage Loan Underwriting

      Our underwriting process is designed to ensure that each mortgage loan we originate is in a form that can be sold in the secondary market. Typically, these underwriting standards include the borrower’s credit history, income, assets, net worth, loan-to-value ratios and the property securing the mortgage loan.

      Whenever possible, we use underwriting systems such as Fannie Mae’s Desktop Underwriter® and Freddie Mac’s Loan Prospector®. Although these two systems are the most common, we also use other buyer-specific underwriting systems. In addition, we have policies and procedures in place to promote compliance with our underwriting standards to ensure compliance with our underwriting standards. Our mortgage loan underwriting standards comply with the following guidelines:

•	Conventional conforming mortgage loans comply with the guidelines established by Fannie Mae, Freddie Mac or Ginnie Mae.

•	Conventional non-conforming mortgage loans comply with guidelines established by the buyers to whom those mortgage loans are sold. The guidelines are based on the requirements of private buyers and information provided by rating agencies and third-party credit enhancement providers.

•	FHA-insured and VA-guaranteed loans comply with the guidelines established by HUD and the VA.

      We utilize underwriting processes and criteria that we believe generate high-quality mortgage loans. Underwriting criteria include loan-to-value ratios, borrower income and credit qualifications, buyer requirements, insurance and property appraisal requirements. We regularly review and update our underwriting processes and criteria to ensure that we continue to generate high-quality mortgage loans.

Quality Control

      Most of our underwriting personnel function independently of our loan origination personnel. Our internal Quality Control Department reviews our origination activities in order to enhance the ongoing evaluation of the loan processing function, including employees, credit reporting agencies and independent appraisers. In conducting the reviews, the Quality Control Department reviews the loan applications for compliance with federal and state lending standards, which may involve a second verification of employment prior to loan closing, reconfirmation of banking information and obtaining separate credit reports and property appraisals. The Quality Control Department submits all review results directly to Mr. Steve Y. Khoshabe, our President and Chief Executive Officer.

      In order to ensure that we originate high quality mortgage loans, we also have, since 1995 retained the services of TENA Companies, Inc., a quality control company, to conduct audits of our loan origination activities on a monthly basis. The quality control company audits, pursuant to contractual specifications, the aggregate wholesale and retail loans that we originate. The audit process includes verification of mortgage information, including employment status, wages/ salaries, credit standing, property appraisal, confirmation of the borrower’s savings and other asset and compliance with other applicable underwriting guidelines. The quality control company selects mortgage loan files on a random basis and provides a quality control management report at the conclusion of each monthly audit.

      During the fiscal year ended April 30, 2003, we sold approximately $1.9 billion in single-family mortgage loans into the secondary market, of which a statistically insignificant amount were repurchased by us or gave rise to indemnification obligations from us. We view loan repurchases as an inherent risk of originating and purchasing loans for ultimate resale in the secondary market notwithstanding the ongoing reviews by the Quality Control Department.

Secondary Market Activities

      We sell substantially all of the mortgage loans that we originate or purchase through our mortgage banking operations while retaining the mortgage servicing rights to certain of our mortgage loans. During the quarter ended July 31, 2003 and the fiscal year ended April 30, 2003, we originated or purchased $1,018.3 million and $1,963.8 million total mortgage loans, respectively, and sold $994.1 million and $1,900.6 million of mortgage loans, respectively, in the secondary market. Generally, mortgage loans are aggregated into pools and sold, or are sold as individual mortgage loans, to institutional buyers at prices established at the time of sale or pursuant to forward sales commitments. Conforming conventional mortgage loans are generally pooled and exchanged pursuant to the purchase and guarantee programs sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae or for Fannie Mae, Freddie Mac, or Ginnie Mae mortgage-backed securities, which are generally sold to investment banking firms. A limited number of mortgage loans are sold to other institutional and non-institutional buyers. For the quarter year ended July 31, 2003, approximately 77% of the total originated mortgage loans were exchanged for cash or Fannie Mae or Freddie Mac mortgage-backed securities, which securities were then sold to investment banking firms for cash. The remainder was sold to other institutional and private buyers.

      We exchange and sell mortgage loans on a non-recourse basis. In connection with loan exchanges and sales, we make representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards and the accuracy of information. If a breach of representations and warranties we made occurs, we typically correct the flaws. If the flaws cannot be corrected, we may be required to take additional actions, including the repurchase of mortgage loans that are the subject of the breach. In cases where mortgage loans are acquired from a mortgage broker and there have been material misrepresentations made to us, we generally have the right to resell the flawed mortgage loan back to the mortgage broker pursuant to our agreement with the broker or correspondent. Otherwise, the mortgage broker indemnifies us against loss on these flawed mortgage loans by the broker. We also rely upon contract underwriters for a portion of our loan production, and these underwriters must indemnify us against loss for mortgage loans that are eventually determined not to have met buyer guidelines.

Mortgage Loan Servicing Activities

      We derive a portion of our revenues from the servicing of mortgage loans for others. For the quarters ended July 31, 2003 and 2002 and the fiscal years ended April 30, 2003 and 2002, we realized servicing fee income, net of amortization and subservicing fees, from our mortgage loan servicing operations of $221,998, $54,313, $368,336 and $202,127, respectively. Retained mortgage servicing rights arise in connection with mortgage loans originated or purchased and then sold in the secondary market with mortgage servicing rights retained.

      Mortgage loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate mortgage loan payments to buyers, accounting for principal and interest payments, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures and property dispositions if there are unremedied defaults and performing other miscellaneous duties related to loan administration. We collect servicing fees from mortgage payments generally ranging from 0.25% (i.e., 25 basis points) per year to 0.75% (i.e., 75 basis points) per year of the declining principal balances of the mortgage loans. We also engage a sub-servicer for servicing these mortgage loans.

      The geographic distribution of our servicing portfolio reflects the geographic scope of our loan originations. The four largest states in which we service loans, California, Illinois, Oregon and Utah, accounted for approximately 94.5% of the total number of mortgage loans serviced and approximately 95.4% of the dollar value of the mortgage loans serviced during the quarter ended July 31, 2003. During that period, the largest volume by state was California, which accounted for approximately 48.0% and 52.5% of the mortgage loans serviced by us in terms of number and value, respectively.

      The prepayment risk related to the value of our retained mortgage servicing rights asset increases in a declining interest rate environment that provides borrowers with refinancing opportunities. At July 31 and April 30, 2003, the total value of the retained mortgage servicing rights asset recorded by us was $9.5 million and $4.7 million, respectively. For further information, see the notes to our audited and unaudited financial statements.

      Our mortgage servicing portfolio includes servicing for adjustable rate, fixed rate balloon payment and fixed rate fully amortizing loans. At July 31, 2003, 3.8% of the retained mortgage servicing rights related to adjustable rate loans, which had a weighted average coupon rate of 4.5%; 1.3% of the retained mortgage servicing rights related to fixed rate balloon payment loans, which had a weighted average coupon rate of 4.5%; and the remaining 94.9% related to fixed rate fully amortizing loans, which had a weighted average coupon rate of 5.5%. At July 31, 2003, our mortgage servicing rights portfolio had an aggregate weighted average coupon rate of 5.5%.

      The following table contains information, as of July 31, 2003 and 2002, on the percentage of fixed rate, single-family mortgage loans serviced for others by us, by interest rate category.

	As of July 31,

Coupon Range	2003	2002

6.00% or under	82.0%	3.6%
6.01 — 7.00%	16.9	77.7
7.01 — 8.00%	1.1	16.9
8.01 — 9.00%	0.0	1.8

Total	100.0%	100.0%

      At July 31, 2003, we serviced approximately 5,594 mortgage loans with an aggregate unpaid principal balance of $939 million. Of these loans, 0.2% were delinquent and none were in foreclosure. At July 31, 2003, our delinquency rates on mortgage loans serviced for Freddie Mac and Fannie Mae were 0.2% and 0.7%, respectively.

Seasonality

      The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general national pattern of sales and resales of homes, although refinancings tend to be less seasonal and more closely related to changes in mortgage interest rates. Sales and resales of homes typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, mortgage delinquency rates typically rise temporarily in the winter months. The mortgage servicing business is generally not subject to seasonal trends.

Competition

      The mortgage banking industry is highly competitive. We compete with other financial institutions, such as mortgage banks, mortgage brokers state and national banks, savings and loan associations, savings banks, credit unions, insurance companies and other finance companies and Internet-based lending companies, many of which are larger and have greater financial, technical and marketing resources. Competition in the mortgage banking industry is based on many factors, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan and interest rates. We compete principally by offering mortgage loans with competitive features, by emphasizing the quality of our service and by pricing our products at competitive rates.

      During the fiscal years ended April 30, 2003 and 2002, the mortgage market experienced a dramatic increase in refinance volume as mortgage rates reached historic lows. These market conditions are anticipated to continue into fiscal year 2004, however, the overall pace of refinance activity is expected to slow as a result of recent increases in interest rates. Accordingly, competitive pressures are expected to increase as a greater emphasis is placed on purchase money mortgages.

      In recent years, the level of complexity in the mortgage lending business has increased significantly due to several factors, including:

•	The continuing evolution of the secondary mortgage market has resulted in a proliferation of mortgage products;

•	Greater regulation imposed on the industry has resulted in increased costs and the need for higher levels of specialization; and

•	Interest rate volatility has risen over the last decade. At the same time, homeowners’ propensity to refinance their mortgages has increased as the refinance process has become more efficient and cost-effective. The combined result has been large swings in the volume of mortgage loans originated from year to year. These swings in mortgage origination volume have placed significant pressure on both the originations and the servicing sides of the mortgage business.

Regulation

      The mortgage lending industry is highly regulated under both federal, state and local law. Our mortgage banking business is subject to the rules and regulations of, and examination by, the following entities with respect to the processing, origination, selling and servicing of mortgage loans:

•	HUD;

•	The Department of Veteran Affairs;

•	Fannie Mae, Freddie Mac, Ginnie Mae; and

•	Federal, state and local regulatory authorities.

      Our business is subject to extensive federal, state and local laws, rules and regulations, as well as judicial and administrative decisions that impose requirements and restrictions on our business. At the federal level, these laws and regulations include, among others:

•	the Equal Credit Opportunity Act;

•	the Federal Truth in Lending Act;

•	the Home Ownership and Equity Protection Act;

•	the Real Estate Settlement Procedures Act;

•	the Fair Credit Reporting Act;

•	the Fair Debt Collection Practices Act;

•	the Home Mortgage Disclosure Act;

•	the Fair Housing Act; and

•	the Gramm-Leach-Bliley Act.

      In addition, because we originate mortgage loans in 36 states, we must comply with the laws and regulations, as well as judicial and administrative decisions of those jurisdictions. Further, individual cities and counties have begun to enact laws that restrict certain types of loan origination activities in those cities and counties.

      These federal, state and local laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges and other fees that we may charge;

•	prohibit discrimination;

•	impose underwriting requirements;

•	mandate disclosures and notices to consumers;

•	mandate the collection and reporting of statistical data regarding our customers;

•	impose underwriting requirements;

•	regulate our marketing techniques and practices; and

•	require us to safeguard non-public information about our customers.

      Our failure to comply with these laws, rules and regulations can lead to:

•	civil and criminal liability;

•	loss of approved status;

•	demands for indemnification or loan repurchases from buyers of our loans;

•	class action lawsuits; and

•	administrative enforcement actions.

      We actively analyze and monitor the laws, rules and regulations that apply to our business, as well as the changes to such laws, rules and regulations. We seek to maximize the extent to which we can program applicable laws, rules and regulations into our technology systems in order to minimize non-compliance as a result of human error. In addition, we regularly provide training courses and distribute summaries of relevant laws, rules and regulations to all appropriate personnel. Our compliance with applicable laws, rules and regulations is reviewed not only by our own compliance department, but by the warehouse lenders who finance our loans, the buyers that purchase our loans and the state and federal governmental agencies that regulate us. Although we believe that we are currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, we cannot assure you that we are, or that we will continue to be, in full compliance with such laws, rules and regulations.

      Additionally, there are a number of proposed and recently enacted federal, state and local laws and regulations aimed at lending practices affecting borrowers with blemished credit, that have been determined to be “predatory.” In general, these laws and regulations will impose new loan disclosure requirements, restrict or prohibit certain loan terms, fees and charges such as prepayment penalties, and will increase penalties for non-compliance. Due to our lending practices, we do not believe that the existence of, or compliance with, these laws and regulations will have a material adverse effect on our financial condition and our results of operations. However, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future or that existing laws, rules and regulations will not be applied in a manner that may adversely impact our business or make compliance more difficult or expensive.

Description of Property

      Our corporate and administrative headquarters are located in leased facilities in Oak Brook, Illinois. These facilities comprise approximately 11,200 square feet of space in a building leased by us for a seven-year term at an annual rate of approximately $13.00 to $15.53 per square foot, triple net, which lease expires in 2010. We lease an aggregate of 34 spaces for our branch offices in Oregon, Washington, Illinois, Tennessee, California, North Carolina, Ohio, Mississippi, Florida, Nevada, Arkansas, Missouri and Utah. As of July 31, 2003, our facilities had an annual aggregate base rental of approximately $1.2 million and ranged in size from 250 to 11,200 square feet with remaining lease terms ranging from one to seven years. We believe that our present facilities are adequate for our current level of operations. None of our leased facilities are leased from our affiliates or other related parties.

      Our principal executive offices are located at 815 Commerce Drive, Suite 100, Oak Brook, Illinois 60523 and our telephone number is (630) 571-7222.

Employees

      As of July 31, 2003, we had 391 full-time equivalent employees, including commission-based loan officers, of which 350 were full-time employees.

Legal Proceedings

      We are involved in litigation in the normal course of our business. We do not expect that the resolution of any of the legal proceedings to which we are presently a party will have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT

      Our directors and executive officers, their ages as of November 4, 2003, and their principal position(s) with us are shown in the table below.

Name	Age	Position(s)

Joseph Khoshabe	58	Director, Chairman
Steve Y. Khoshabe	32	President and Chief Executive Officer
Robert L. Hiatt	37	Executive Vice President and Chief Financial Officer
Jason K. Schiffman	31	Executive Vice President — Operations
Michael A. Kraft	43	Corporate Counsel
Christian P. Kloster	31	Executive Vice President — Secondary Marketing
John A. Clark	55	Director
James R. Zuhlke	57	Director
Robert S. Luce	56	Director
Elliot R. Jacobs	58	Director

      Joseph Khoshabe currently serves as our Chairman and a member of our Board of Directors. Prior to April 2003 and since 1986, Mr. Khoshabe served as our President and Chief Executive Officer. In addition to serving as Chairman, Mr. Khoshabe is also responsible for our commercial lending operations. Prior to our formation, Mr. Khoshabe was an executive with the Cracker Jack Division of Borden, Inc., where he was employed for approximately 17 years. Khoshabe holds a Bachelor of Arts Degree in Business Administration/ Economics from Governors State University and a Bachelor of Science/ Accounting from Tehran University. Mr. Khoshabe is the father of Mr. Steve Khoshabe, our President and Chief Executive Officer.

      Steve Y. Khoshabe was named our President and Chief Executive Officer in April 2003. Mr. Khoshabe is responsible for the day-to-day administration of all of our operating activities, other than our commercial lending operations, including supervision of our loan origination activities, personnel management and financial matters. Mr. Khoshabe joined us in December 1994 and was our Executive Vice President and Chief Financial Officer from 1998 to 2003. Mr. Khoshabe holds a Bachelor of Science degree in Marketing/ Economics from Bradley University and a Masters of Business Administration/ Finance from Loyola University of Chicago. Mr. Steve Khoshabe is the son of Mr. Joseph Khoshabe, our Chairman and a member of our Board of Directors.

      Robert L. Hiatt was named our Executive Vice President and Chief Financial Officer in August 2003. Prior to joining us, Mr. Hiatt served as Vice President and Chief Accounting Officer for Novamed Eyecare, Inc., a publicly-traded healthcare company, where he worked for six years. Prior to that, he worked at Arthur Andersen, LLP for nine years. Mr. Hiatt received a B.S. in Accounting from Miami University of Ohio.

      Jason K. Schiffman has been with us since 1995 and currently serves as Executive Vice President — Operations. Currently, he oversees our loan underwriting, closing and funding and quality control and compliance functions, as well as heading up our technology efforts. Prior to managing our operations, Mr. Schiffman was responsible for one of our mortgage loan production units. Mr. Schiffman holds a B.S. in Finance and Psychology from Elmhurst College.

      Michael A. Kraft has served as our Corporate Counsel since 2001. His responsibilities include advising us on general legal issues, including contract, employment and compliance matters. Mr. Kraft also manages any pending litigation matters in which we are involved. Prior to joining us, Mr. Kraft was a member of Kane & Fischer, Ltd., a Chicago, Illinois law firm concentrating in commercial, business and securities litigation matters from 1995 to 2001. In addition to receiving his J.D. from John Marshall Law School, Mr. Kraft holds a Masters in Business Administration degree from Rosary College and a Bachelor of Arts degree from Augustana College. Mr. Kraft has been a practicing attorney in Illinois for more than 14 years.

      Christian P. Kloster has been with the Company since 1995 and currently serves as Executive Vice President — Secondary Marketing. His current responsibilities include managing our mortgage loan pipeline, interest rate risk and loan delivery functions. Prior to joining us, Mr. Kloster served as an Account Executive for Bank One Financial Services. Mr. Kloster holds a B.S. in Finance from Wartburg College.

      John A. Clark was elected to our Board of Directors in 1998. Mr. Clark retired as the President and Chief Executive Officer of a Chicago area commercial banking organization in April of 1997. During his 17 year career as a senior executive with that organization, Mr. Clark formed or acquired a number of financial institutions and, on the date of his retirement, the organization was the largest bank holding company headquartered in DuPage County, Illinois. He is presently the President of SRJC, Inc., an organization that he formed in 1997 and that provides financial consulting services to small and medium sized businesses. Mr. Clark has a B.S. degree from the University of Wisconsin at Stevens Point, Wisconsin.

      James R. Zuhlke was elected to our Board of Directors in 2001. Mr. Zuhlke has over 25 years of experience as an insurance executive. During that time, Mr. Zuhlke started and managed seven different insurance companies, including both domestic and overseas captives. Mr. Zuhlke was founder, President and Chairman of the Board of Intercargo Corporation, which became publicly-traded in 1988. Mr. Zuhlke currently is the President of Kingsway America, Inc., a holding company for six operating subsidiaries of the Kingsway Financial Services Group, which Mr. Zuhlke assisted in becoming a public company in 1995. Mr. Zuhlke also serves as a director of a number of other companies, including Kingsway Financial Services Inc. Mr. Zuhlke received his BBA from the University of Wisconsin in 1968 and also received his law degree from the University of Wisconsin in 1971.

      Robert S. Luce was elected to our Board of Directors in 1998. Mr. Luce is an attorney who has been practicing financial services law for 30 years. Mr. Luce attended the University of Illinois and received his law degree from Loyola University School of Law (Chicago) in 1972. Mr. Luce was an attorney with the United States Securities and Exchange Commission from 1972 to 1976 and was an adjunct professor of law at Loyola University of Law (Chicago) in the area of securities regulations from 1972 to 1980. Mr. Luce has served as corporate counsel to Fortune 500 companies and has been a partner in two Chicago area law firms. Mr. Luce founded the law offices of Robert S. Luce in 1989. In addition, Mr. Luce also serves as the President of MDR Mortgage, a mortgage broker located in Palatine, Illinois.

      Elliot R. Jacobs was elected to our Board of Directors in 2001. Mr. Jacobs is a professional in the mortgage banking industry. Mr. Jacobs is a frequent speaker and contributing author on topics for the Mortgage Bankers Association of America. Mr. Jacobs has been a director of the mortgage banking strategies group of First Fidelity Capital Markets, Inc. of Boca Raton, Florida since 1998. During the period from 1993 to 1998, Mr. Jacobs was the director of the Mergers and Acquisitions group of CoreStates Capital Markets, a division of CoreStates Bank of Fort Lauderdale, Florida. Mr. Jacobs earned a B.S. in Accounting and an MBA in Management Information Systems, with honors, from the American University.

Board of Directors Compensation

      Each director is compensated as follows: a monthly retainer of $500; $500 for attendance at each meeting of the Board of Directors; $250 for attendance at each Committee meeting of the Board of Directors (i.e., Audit and Compensation Committees); and the Chairman of the Audit Committee is paid an additional $250 for attendance at each Audit Committee meeting. Each director was issued stock options to purchase 5,000 shares under the terms of our Non-qualified and Incentive Stock Option Plan on each of August 21, 2001 and October 14, 2002. For the fiscal year ending April 30, 2004, we presently intend to grant stock options to purchase 10,000 shares to each director.

Committees of the Board of Directors

      Our Board of Directors has both an Audit Committee and a Compensation Committee. The Audit Committee is composed of three directors, each of whom is considered independent under applicable rules and regulations relating to director independence as required as of the date of this prospectus, and is governed by a charter approved by our Board of Directors. In accordance with its charter, the Audit Committee assists the Board of Directors in carrying out its responsibilities for monitoring management’s accounting for the Company’s financial results and for the timeliness and adequacy of the reporting of those results, discusses and makes inquiry into the audits of our books made internally and by outside independent auditors, our financial and accounting policies, our internal controls and our financial reporting and engages the independent auditors for the following year. The members of the Audit Committee are John A. Clark, Robert S. Luce and James R. Zuhlke (Chairman). The Audit Committee met four times during the fiscal year ended April 30, 2003.

      The Compensation Committee periodically reviews management requests for grants of stock options, reviews stock option plan administration matters and reviews executive and key employee compensation matters. The members of the Compensation Committee are John A. Clark (Chairman) and Robert S. Luce. The Compensation Committee met two times during the fiscal year ended April 30, 2003.

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      The following table sets forth the compensation paid to our Chief Executive Officer and our four most highly compensated officers whose salary and bonus exceeded $100,000 during the fiscal year ended April 30, 2003.

SUMMARY COMPENSATION TABLE

					Long Term
	Annual Compensation				Compensation

				Other	Securities
	Fiscal			Compensation	Underlying
Name and Principal Position	Year	Salary	Bonus	(1)(2)	Options (#)

Joseph Khoshabe, Chairman	2003	$250,000	$546,054	$8,401	25,000 (3)
	2002	250,500	130,000	10,354	5,000
	2001	250,000	157,000	10,354	—
Steve Y. Khoshabe, President	2003	165,000	465,792	3,664	90,000
and Chief Executive Officer	2002	140,000	120,000	3,739	20,000
	2001	140,000	—	3,739	—
Michael A. Kraft, Corporate	2003	135,000	5,000	12,977	3,000
Counsel	2002	56,250	—	5,198	—
	2001	—	—	—	—
Jason K. Schiffman,	2003	60,000	61,216	1,871	16,000
Executive Vice President —	2002	58,600	36,644	1,359	3,000
Operations	2001	49,200	—	3,802	—
Christian P. Kloster,	2003	60,000	61,216	3,038	22,500
Executive Vice President —	2002	56,875	38,632	1,169	3,000
Secondary Marketing	2001	46,667	10,536	—	—

(1)	Includes annual health insurance premiums paid for the named executive officers and their dependents.

(2)	Does not include annual car allowances payable as follows for each of the 2003, 2002 and 2001 fiscal years: Mr. Joseph Khoshabe — $25,000; Mr. Steve Khoshabe — $12,000; Mr. Schiffman — $5,000; Mr. Kloster — $5,000.

(3)	Includes 5,000 options granted to Mr. Khoshabe as a member of our Board of Directors.

      The following table sets forth certain information concerning grants of options to purchase shares of our common stock made during the fiscal year ended April 30, 2003 to the executive officers named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
		Options Granted	Exercise or
	Options Granted	to Employees in	Base Price	Expiration
Name	(#)	Fiscal Year(1)	($/Sh)	Date

Joseph Khoshabe(2)	20,000	10.1%	$2.70	10/13/07
Steve Y. Khoshabe	90,000	45.3	2.70	10/13/07
Jason K. Schiffman	16,000	8.1	2.70	10/13/07
Michael A. Kraft	3,000	1.5	2.70	10/13/07
Christian P. Kloster	22,500	11.3	2.70	10/13/07

(1)	Excludes 25,000 options granted in aggregate to the members of our Board of Directors.

(2)	Excludes 5,000 options granted to Mr. Joseph Khoshabe as a member of our Board of Directors.

      No options were exercised by any of the named executive officers during the fiscal year ended April 30, 2003.

Stock Option Plan

      We maintain a Non-qualified and Incentive Stock Option Plan which provides for the grant of non-qualified stock options and incentive stock options. 500,000 shares of common stock have been reserved for issuance under the plan. Each option granted under the plan vests as specified by our Board of Directors and has a term of not more than ten years. The exercise price of options granted is at least equal to market value on the date of grant. The plan also contains customary change in control provisions. Non-qualified stock options for 404,850 shares have been granted to employees and directors at a weighted average exercise price of $3.70 per share. In addition, each of the directors was granted a stock option for 5,000 shares at an option exercise price of $2.70 per share during the fiscal year ended April 30, 2003.

401(k) Plan

      We sponsor a 401(k) defined contribution profit sharing plan, which covers substantially all employees that have attained the age of 18. Employee contributions are limited to the maximum contributions allowed by the Internal Revenue Service. The plan allows for us to make matching contributions of up to 15% of employee compensation. There was no employer matching contribution in the 2003 or 2002 fiscal years by us.

Employment Agreements

      Effective as of August 1, 2003, we entered into employment agreements with Messrs. Joseph and Steve Y. Khoshabe, who are referred to in this discussion as the executives. The purpose of the employment agreements is to ensure the continued employment of the executives with us. The employment agreements generally are identical except for differences in the cash compensation and incentive payments for each of the executives.

      The employment agreements provide for: (i) an initial annual base salary equal to $450,000 and $250,000 for Joseph Khoshabe and Steve Y. Khoshabe, respectively, which may be adjusted annually by our Board of Directors, but not below $250,000 and $200,000, respectively; (ii) medical and other benefits similar to those provided to our senior executives; (iii) an automobile allowance; and (iv) the maintenance of life insurance policies for each executive, with the proceeds payable to the executive.

      Each employment agreement has an initial two-year term, with automatic one-year extensions on August 1 of each year beginning in 2005 unless we or the executive provides a notice of non-extension at least 30 days prior to the extension date. We will not be obligated to pay or provide to the executive salary or benefits (other than those payable as of the date of termination) in the event that (i) the executive terminates his employment or (ii) we terminate the executive’s employment “for cause.” The term “for cause” is defined in the employment agreements to mean the death or disability of the executive, the executive’s serious misconduct in or habitual neglect of the performance of his duties, the conviction of the executive of a felony or act of fraud or breach of trust against us, the executive being guilty of any act of moral turpitude, a substance abuse problem of the executive that materially affects the performance of his duties or materially injures us and the willful or gross misconduct of the executive which causes financial harm or damage to us. In some cases, the executive may be entitled to cure the grounds that give rise to the “for cause” termination. In the event that we terminate the executive other than “for cause,” we will be obligated to, among other things, pay to the executive his base salary and a pro rated portion of his most recent bonus for the remaining unexpired term of the agreement.

      The employment agreements also include a covenant that will limit the ability of each executive to compete with us during the executive’s employment with us and for a period of one year following the termination of the executive’s employment. In addition, for two years following the end of each of the executive’s employment, the executive is subject to confidentiality requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into a compensation agreement with First Fidelity Capital Markets, Inc. of which Mr. Elliot Jacobs, one of our directors, is a principal. This agreement provides for First Fidelity to receive ten percent of net revenues earned by any mortgage banking or other opportunity introduced to us by First Fidelity. The arrangement contemplates that First Fidelity’s services may include locating and analyzing mortgage banking transactions that may have potential interest to us and our present or future business operations; presenting this analysis to our senior management for their review and consideration; negotiating and coordinating with the prospective business candidates and us; and providing consulting services with respect to issues that arise during the course of contract negotiations and through the consummation of a transaction. As of October 1, 2003, we have entered into one mortgage banking transaction with a person introduced to us by First Fidelity for which we paid First Fidelity compensation in the amount of $26,210.

      We have also entered into a letter agreement with SRJC, Inc., of which Mr. John Clark, one of our directors, is President. Pursuant to the letter agreement, SRJC provides consulting services from time to time. We pay SRJC a consulting fee of $5,000 per month only during the periods in which SRJC provides services. SRJC may be entitled to receive additional compensation in the event that certain strategic initiatives are implemented.

      Our Board of Directors authorized the issuance of 213 shares of Series A Non-Voting Preferred Stock. These shares were purchased from us for total cash consideration of $1,065,000 or $5,000 per share. On June 5, 1998, we redeemed 150 shares of the preferred stock for a redemption price of $750,000. The J. K. Trust continues to hold all (63 shares) of the remaining outstanding shares of Series A Non-Voting Preferred Stock. We may continue to pay dividends with respect to the preferred stock as determined by the Board of Directors on an annual basis. Our Board of Directors adopted a resolution in August 2003 limiting, for so long as the shares of Series A Non-Voting Preferred Stock are outstanding, the aggregate amount of dividends to be paid in any fiscal year with respect to the Series A Non-Voting Preferred Stock to $38,500.

      In the normal course of business, we make loans to employees other than officers and directors. These loans, which were $53,984 and $80,647 at April 30, 2003 and 2002, respectively, represented advances of salary and commission to some of our employees. We also make mortgage loans in the ordinary of business to our employees, including our directors and executive officers. We make these mortgage loans on terms that are no more favorable than those offered by us to the general public for similar mortgage loans.

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PRINCIPAL AND SELLING SHAREHOLDERS

      The table below sets forth the beneficial ownership of our common stock as of December 1, 2003, by each person we know to beneficially own 5% or more of the common stock, each of our directors, the executive officers named individually herein and all of our directors and executive officers as a group.

	Shares Beneficially
	Owned Prior to			Shares Beneficially
	Offering(1)		Number of	Owned After Offering
			Shares to be
Name and Address of Beneficial Owner	Number	Percent	Offered	Number	Percent

Joseph Khoshabe(2)(3)	2,544,842	62.1%	250,050 (9)	2,544,842	44.1%
Steve Y. Khoshabe(2)	121,700	3.0%	—	121,700	2.1%
Robert L. Hiatt(2)	—	—	—	—	—
Jason K. Schiffman(2)(4)	11,570	*	—	11,570	*
Michael A. Kraft(2)(5)	1,260	*	—	1,260	*
Christian P. Kloster(2)(6)	18,350	*	—	18,350	*
John A. Clark(2)(7)	55,000	1.3%	—	55,000	1.0%
Robert S. Luce(2)(8)	6,100	*	—	6,100	*
Elliot R. Jacobs(2)	5,000	*	—	5,000	*
James R. Zuhlke(2)	5,000	*	—	5,000	*
Laurence B. Woznicki 1336 West George Street Chicago, Illinois 60657	384,870	9.4%	—	384,870	6.7%
All directors and executive officers as a group (10 persons)	2,768,822	67.6%	250,050	2,768,822	48.0%

*	Less than 1%

(1)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Unless otherwise stated in these notes, each person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options exercisable within 60 days are deemed outstanding for the purpose of computing the number and percentage owned by such person, but are not deemed outstanding for the purpose of computing the percentage owned by each other person listed. The following persons have the right to acquire within 60 days the following number of shares of our common stock upon the exercise of stock options: Mr. Joseph Khoshabe — 13,000; Mr. Steve Khoshabe — 110,000; Mr. Schiffman — 11,400; Mr. Kraft — 1,200; Mr. Kloster — 17,300; Mr. Clark — 5,000; Mr. Luce — 5,000; Mr. Jacobs — 5,000; Mr. Zuhlke — 5,000.

(2)	Each of the officers and directors may be contacted through our offices located at 815 Commerce Drive, Oak Brook, Illinois 60523.

(3)	Includes 2,531,842 shares held by The Joseph Khoshabe Trust, under Trust Agreement dated September 22, 1995, referred to as the J. K. Trust, of which Mr. Joseph Khoshabe, our Chairman, is trustee. Mr. Joseph Khoshabe originally purchased the shares and then had them registered in the name of the J. K. Trust for estate planning purposes.

(4)	Includes 70 shares held by members of Mr. Schiffman’s family.

(5)	Includes 10 shares held by Mr. Kraft’s spouse and 40 shares held by Mr. Kraft’s children.

(6)	Includes 10 shares held by Mr. Kloster’s spouse and 10 shares held by Mr. Kloster’s child.

(7)	Includes 50,000 shares held by the Rosalie E. Clark Trust under trust agreement dated October 22, 1990, as amended on May 9, 1997.

(8)	Includes 1,100 shares held by Mr. Luce’s spouse.

(9)	The underwriter has been granted an option to purchase up to 250,050 shares from the selling shareholder, the J. K. Trust, of which Mr. Joseph Khoshabe is trustee, to cover over-allotments, if any. For more information on Mr. Joseph Khoshabe, please see the “Management” section of this prospectus.

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DESCRIPTION OF SECURITIES

General

      We are authorized to issue 20,000,000 shares of common stock, no par value, and 5,000,000 shares of serial preferred stock. As of December 1, 2003, and before consummation of this offering, 3,924,929 shares of common stock were issued and outstanding. The outstanding common stock is fully paid and non-assessable. We have one series of preferred stock outstanding, the Series A Non-Voting Preferred Stock.

Common Stock

      The holders of common stock are entitled to one vote per share. No cumulative voting is required or permitted. Therefore, the holders of a majority of shares voting for the election of directors can elect all directors, and the remaining holders will not be able to elect any directors. Holders of common stock are entitled to receive dividends, if any, as the Board of Directors may from time to time declare out of funds we have legally available for the payment of dividends. Holders of the common stock are entitled to share pro rata in any dividends declared. It is not anticipated that dividends will be paid in the near future. Future dividend policy will depend upon conditions existing at that time, including our earnings and financial condition.

      Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to receive pro rata all of our assets available for distribution to shareholders after payments are made to holders of our preferred stock. Our shareholders do not have preemptive rights or other rights to subscribe for or purchase any stock, options, warrants or other securities offered by us.

      As of December 1, 2003, the Khoshabe family owned approximately 63.6% of our outstanding common stock on a fully diluted basis. Upon completion of this offering, the Khoshabe family will own approximately 45.9% of our outstanding common stock on a fully diluted basis. After giving effect to the offering and assuming that the underwriter exercises its over-allotment option, the Khoshabe family will own approximately 41.8% of our outstanding common stock on a fully diluted basis.

Preferred Stock

      Our Articles of Incorporation authorize the Board of Directors to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, preferences, powers and relative participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series. The preferred stock may rank superior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, the shares of preferred stock may have class or series voting rights.

      One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of the preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock.

Series A Non-Voting Preferred Stock

      In 1988, 1992 and 1996 our Board of Directors authorized the issuance of an aggregate of 213 shares of Series A Non-Voting Preferred Stock, all of which shares were purchased by Mr. Joseph Khoshabe, our Chairman. As described in the “Principal and Selling Shareholders” section of this prospectus, all of the shares of Series A Non-Voting Preferred Stock were registered in the name of the J. K. Trust. The shares of Series A Non-Voting Preferred Stock were purchased for total consideration of $1,065,000, or $5,000 per share. On June 5, 1998, we redeemed all but 63 shares of the Series A Non-Voting Preferred Stock for an aggregate redemption price of $750,000. As holder of the Series A Non-Voting Preferred Stock, the J. K. Trust is entitled to receive dividends as determined by our Board of Directors from time to time and do not have voting rights. Our Board of Directors adopted a resolution in August 2003 limiting, for so long as the shares of Series A Non-Voting Preferred Stock are outstanding, the aggregate amount of dividends to be paid in any fiscal year with respect to the Series A Non-Voting Preferred Stock to $38,500. Dividends were declared and paid for the fiscal years ended April 30, 2003 and April 30, 2002 in the amounts of $38,500 for each such year.

      The terms of the Series A Non-Voting Preferred Stock also provide that upon any liquidation, dissolution or winding-up of the affairs of us, whether voluntarily or involuntarily, after payment or provision for payment of our debts and other liabilities, the J. K. Trust as the holder of the shares of Series A Non-Voting Preferred Stock shall be entitled to receive from us $5,000 per share from our remaining net assets before any distribution is made with respect to the common stock. The aggregate liquidation value for the Series A Non-Voting Preferred Stock is $5,000 per share. As of July 31, 2003, the liquidation value of the shares of Series A Non-Voting Preferred Stock held by the J. K. Trust was $315,000.

Illinois Anti-Takeover Law

      Section 11.75 of the Illinois Business Corporation Act prohibits us from engaging in a “business combination” with an “interested shareholder” for three years following the time that such person becomes an interested shareholder unless certain actions occur. With certain exceptions, an “interested shareholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (whereby the outstanding voting shares will include shares deemed to be owned by such person through any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

      The term “business combination” is defined broadly to include mergers with or caused by the interested shareholder, sales or other dispositions to the interested shareholder (except proportionately with the corporation’s other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock, the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder (with certain exceptions), or receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or a subsidiary.

      The three-year prohibition imposed on business combinations by Section 11.75 does not apply if:

•	Before the time on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder;

•	The interested shareholder owns 85% of the corporation’s voting stock (excluding certain shares) upon consummation of the transaction that made him an interested shareholder; or

•	On or after the time such person becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholder meeting (and not by written consent) by at least 66 2/3% of the voting stock not owned by the interested shareholder.

      In addition to any shareholder approval of a business combination required by Section 11.75, Section 7.85 of the Illinois Business Corporation Act imposes a separate shareholder approval requirement for business combinations involving a “reporting company,” such as us, and an interested shareholder. Section 7.85 generally requires the approval of holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the reporting company’s capital stock entitled to vote generally in the election of directors and the approval of a majority of the voting shares held by disinterested shareholders of the reporting company. This separate shareholder approval requirement for reporting companies is not applicable if the business combination is approved by at least two-thirds of the directors who are not associated with the interested shareholder or if certain procedural and price requirements specified in Section 7.85 are met.

      An Illinois corporation may elect not to be governed by Sections 7.85 and 11.75 by:

•	A provision in its original articles of incorporation;

•	An amendment to its bylaws adopted by the board of directors within 90 days of the effective date of such Section; or

•	An amendment to its articles of incorporation or bylaws approved by the affirmative vote of a majority of the shares entitled to vote generally in the election of directors. Generally, such an amendment will not be effective until 12 months after its adoption and will not apply to a business combination with a party who became an interested shareholder on or prior to its adoption.

      We have not made this election, and any future election not to be governed by Sections 7.85 and 11.75 would need to be approved by our shareholders.

Stock Options

      We maintain a Non-Qualified and Incentive Stock Option Plan. Pursuant to the plan, 500,000 shares of our common stock were made available for grant. Each option granted under the plan vests as specified by our Board of Directors and has a term of not more than ten years. The exercise price of options granted is at least equal to market value at the date of grant. As of July 31, 2003, there were 404,850 options outstanding with a weighted average exercise price of $3.70 and 153,550 options exercisable with a weighted average exercise price of $4.74.

Transfer Agent

      Corporate Stock Transfer, Inc. has been appointed registrar and transfer agent for our common stock.

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UNDERWRITING

      Maxim Group LLC is the underwriter of the offering described in this prospectus. We have entered into an underwriting agreement with respect to the shares of our common stock being offered. In connection with this offering and subject to certain conditions contained in the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell, the number of shares of our common stock listed below:

Underwriter	Number of Shares

Maxim Group LLC	1,667,000

Total	1,667,000

      The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of our common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that our common stock can be resold at or above the offering price.

Nature of Underwriting Commitment

      The underwriting agreement provides that the underwriter is committed to purchase the 1,667,000 shares of common stock offered by this prospectus, if any shares are purchased. This commitment does not apply to 250,050 shares of common stock subject to an over-allotment option granted by the selling shareholder to the underwriter to purchase additional shares of common stock in this offering. The underwriting agreement also provides that the obligations of the underwriter to pay for and accept delivery of shares of common stock are subject to the passing upon of certain legal matters by counsel and certain other conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission.

Conduct of the Offering

      The following table shows the public offering price, proceeds to us before expenses, underwriting discount and proceeds to the selling shareholder. Certain expenses of the underwriter that are reimbursable by us are not included in the table. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

	Per share	Without option	With option

Public offering price	$	$	$
Proceeds to United Financial Mortgage Corp., before expenses
Underwriting discount
Proceeds to selling shareholder

      The underwriter will initially offer the shares of common stock to be sold in this offering directly to the public at the public offering price set forth on the cover page of this prospectus. The public offering price of the shares of common stock will be determined following the marketing process through negotiations between us and the underwriter. The shares will be sold to the public at a price that is not materially different from the price of the common stock on the American Stock Exchange at the time the registration statement becomes effective. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms from time to time. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

      The underwriter has informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Over-allotment Option

      Pursuant to the underwriting agreement, the J. K. Trust has granted to the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 250,050 shares of common stock from the J. K. Trust on the same terms and at the same per share price as the other shares of common stock being purchased by the underwriter from us. The underwriter may exercise the option solely to cover over-allotments, if any, in the sale of the shares of common stock that the underwriter has agreed to purchase from us. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and commissions, and proceeds to us before offering expenses will be $                    , $                    and $                    , respectively and the total proceeds to the J. K. Trust will be $                    .

Indemnification

      The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities.

Underwriter’s Compensation

      We have agreed to sell the shares of common stock to the underwriter at the initial offering price of $          per share, which represents the initial public offering price of the shares of common stock set forth on the cover page of this prospectus less the 7% underwriting discount. The underwriting agreement also provides that the underwriter will be paid a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of common stock offered by this prospectus, including any common stock purchased on exercise of the over-allotment option.

      We have also agreed to issue warrants to the underwriter to purchase from us up to 7% of the total number of shares of our common stock sold (excluding the over-allotment option) pursuant to the offering described in this prospectus. These warrants are exercisable at a price per share equal to 120% of the public offering price per share in the offering and will allow for a cashless exercise. The warrants will provide for one demand and two “piggyback” registration rights for the period beginning on the nine month anniversary of the closing of the offering and ending on the five year anniversary of the closing and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with the National Association of Securities Dealers, Inc. Rules of Fair Practice. The holders of these warrants will be prohibited from exercising the warrants until the one year anniversary of the closing of the offering and will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the securities issuable upon exercise of the warrants may be deemed to be additional underwriting compensation. During the term of the warrants, the holders of the warrants may have the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the underwriter’s warrants are outstanding. At any time at which the warrants are likely to be exercised, we may be unable to obtain additional equity capital on more favorable terms.

      Furthermore, subject to certain exceptions, we have granted the underwriter a right of first refusal to act as lead underwriter or placement agent (or, if we engage more than one underwriter or placement agent, as co-manager or co-placement agent with the right to receive at least 50% of the aggregate financial remuneration if we engage two investment banking firms and at least 33% of the aggregate financial remuneration if we engage three investment banking firms) for any public or private equity offering that we undertake during the one year period following the closing of this offering. In connection with any offering, the primary purpose of which is to finance the acquisition of a depository institution, the underwriter has the right to 20% of the aggregate financial remuneration. We have not entered into any letter of intent or other definitive arrangement or agreement with respect to any such acquisition as of the date of this prospectus. Additionally, the rights described above do not apply to any equity offering that is not underwritten or that involves an issuance solely to our employees, officers, directors or holders of 5% or more of our outstanding common stock.

Lock-up Agreements

      Our directors, certain executive officers and the J. K. Trust have agreed that for a period after the effective date of the registration statement of which this prospectus is a part, they will not sell, contract to sell, grant any option for the sale of or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than with respect to the over-allotment option and through intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the underwriter, which consent will not be unreasonably withheld. The outside directors have agreed to a lock-up period of 6 months and the inside directors and the executive officers have agreed to a lock-up period of 12 months. The J. K. Trust has agreed to a lock-up period of 12 months. However, in the event certain thresholds relating to the price and trading volume of our common stock are met, the J. K. Trust will have the ability to sell up to 25% of its holdings at any time after the 6 month anniversary of the date of this prospectus. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period and the underwriter will consider waivers to the lock-up agreements on a case-by-case basis.

Stabilization

      Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and to purchase shares of our common stock. As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriter may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Over-allotments occur when the underwriter, on behalf of the underwriting syndicate, sells more of our shares than it purchases from us in this offering. In order to cover the resulting short position, the underwriter may exercise the over-allotment option described above. Additionally, the underwriter may engage in syndicate covering transactions. Syndicate covering transactions are bids for or purchases of our common stock on the open market by the underwriter in order to reduce a short position incurred by the underwriter on behalf of the underwriting syndicate. There is no contractual limit on the size of any syndicate covering transaction.

•	Stabilizing transactions consist of bids or purchases made by the underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•	A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the underwriter and therefore was not effectively sold to the public by such underwriter.

      In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the American Stock Exchange or otherwise. Neither we nor the underwriter make any representation or prediction about the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

      Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriter by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

      Our financial statements as of and for the fiscal years ending April 30, 2002 and 2003, included in this prospectus have been audited by Crowe Chizek and Company LLC, independent auditors, as set forth in their report included in this prospectus. These financial statements are included in this prospectus in reliance upon the report given on the authority of Crowe Chizek as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Bylaws provide that our directors, officers, employees or agents shall be indemnified as to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, as long as the director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in our best interests. Our Bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person.

      In addition, the Illinois Business Corporation Act empowers us to indemnify and advance expenses to our directors, officers, employees or agents. Additionally, the Illinois Business Corporation Act states that indemnification and advancement of expenses permitted by that Act is not exclusive to any other rights which those seeking indemnification or advancement of expenses may be entitled pursuant to any bylaw, agreement, vote of shareholders or disinterested director or otherwise.

      The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is a part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

      You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at www.ufmc.com, and at the office of the American Stock Exchange. You can also obtain information about us from the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

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FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT AUDITORS

Page

Financial Statements for the Quarters Ended July 31, 2003 and 2002
Balance Sheets (unaudited)	F-2
Statements of Income (unaudited)	F-3
Statements of Cash Flows (unaudited)	F-4

Notes to Unaudited Financial Statements (unaudited)	F-5 through F-12

Report of Independent Auditors	F-13

Financial Statements for the Fiscal Years Ended April 30, 2003 and 2002

Balance Sheets	F-14

Statements of Income	F-15

Statements of Shareholders’ Equity	F-16

Statements of Cash Flows	F-17

Notes to Financial Statements	F-18 through F-31

UNITED FINANCIAL MORTGAGE CORP.

BALANCE SHEETS

July 31, 2003 and April 30, 2003
(Unaudited)

	July 31, 2003	April 30, 2003

ASSETS
Cash and due from financial institutions	$1,610,280	$1,541,445
Interest-bearing deposits in financial institutions	6,121,658	6,371,979

Total cash and cash equivalents	7,731,938	7,913,424
Restricted cash	779,440	745,039
Certificates of deposit	1,238,891	1,227,451
Loans held for sale	215,967,931	154,734,980
Notes receivable — related parties	25,617	53,984
Mortgage servicing rights, net	9,514,331	4,735,490
Leasehold improvements and equipment, net	1,106,515	592,516
Prepaid expenses and other assets	1,218,313	947,475

Total assets	$237,582,976	$170,950,359

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Warehouse lines of credit	$212,742,927	$151,473,234
Note payable	350,000	350,000
Accrued expenses and other liabilities	9,807,090	6,247,075

Total liabilities	222,900,017	158,070,309
Shareholders’ equity
Preferred stock, 5,000,000 authorized, no par value, Series A redeemable shares, 63 issued and outstanding at July 31, 2003 and April 30, 2003 (aggregate liquidation preference of $315,000)	315,000	315,000
Common stock, no par value, 20,000,000 shares authorized, 4,100,929 shares issued at July 31, 2003 and 4,095,229 at April 30, 2003	6,648,293	6,634,403
Retained earnings	8,041,256	6,252,237
Treasury stock, 176,700 shares at July 31, 2003 and at April 30, 2003, at cost	(321,590)	(321,590)

Total shareholders’ equity	14,682,959	12,880,050

Total liabilities and shareholders’ equity	$237,582,976	$170,950,359

See accompanying notes to the unaudited financial statements.

UNITED FINANCIAL MORTGAGE CORP.

STATEMENTS OF INCOME

Quarters ended July 31, 2003 and 2002
(Unaudited)

	2003	2002

Revenues
Gain on sale of loans, net	$19,819,028	$5,073,435
Loan servicing income, net	221,998	54,313
Interest income	2,242,451	901,992
Other income	152,678	20,811

Total revenues	22,436,155	6,050,551
Expenses
Salaries and commissions	15,801,557	3,769,302
Selling and administrative	2,291,208	1,250,440
Interest expense	1,270,048	442,819
Depreciation	91,643	35,288

Total expenses	19,454,456	5,497,849
Income before income taxes and cumulative effect of change in accounting principle	2,981,699	552,702
Income taxes	1,192,680	221,081

Income before cumulative effect of change in accounting principle	1,789,019	331,621
Cumulative effect of change in accounting principle, net of tax	—	86,821

Net income	$1,789,019	$418,442

Basic earnings per common share before cumulative effect of change in accounting principle	$.46	$.08
Per share cumulative effect of a change in accounting principle	—	.02

Basic earnings per common share	$.46	$.10

Diluted earnings per common share before cumulative effect of change in accounting principle	$.43	$.08
Per share cumulative effect of a change in accounting principle	—	.02

Diluted earnings per common share	$.43	$.10

See accompanying notes to the unaudited financial statements.

UNITED FINANCIAL MORTGAGE CORP.

STATEMENTS OF CASH FLOWS

Quarters ended July 31, 2003 and 2002
(Unaudited)

	2003	2002

Cash flows from operating activities
Net income	$1,789,019	$418,442
Adjustments to reconcile net income to net cash from operating activities
Depreciation	91,643	33,000
Amortization of mortgage servicing rights	883,194	57,733
Cumulative effect of a change in accounting principle	—	(86,821)
Change in restricted cash	(34,401)	—
Gain on sale of loans	(19,819,028)	(5,073,435)
Origination of mortgage loans held for sale	(1,018,312,825)	(204,180,183)
Proceeds from sale of mortgage loans held for sale	994,058,090	196,956,831
Change in prepaid expenses and other assets	(167,488)	309,515
Change in prepaid expenses and other liabilities	2,798,461	(36,503)
Reversal of valuation allowance on mortgage servicing rights	(1,060,111)	—

Net cash from operating activities	(39,773,446)	(11,601,421)
Cash flows from investing activities
Acquisition of mortgage company net of cash acquired	153,873	—
Net change in certificates of deposit	(11,440)	(1,860)
Changes in notes receivable — related parties, net	32,757	14,554
Purchase of leasehold improvements and equipment, net	(276,407)	(39,690)

Net cash from investing activities	(101,217)	(26,996)
Cash flows from financing activities
Issuance of common stock	13,890	—
Changes in warehouse lines of credit, net	39,679,287	11,273,757

Net cash from financing activities	39,693,177	11,273,757

Decrease in cash and cash equivalents	(181,486)	(354,660)
Cash and cash equivalents at beginning of period	7,913,424	6,206,205

Cash and cash equivalent at end of period	$7,731,938	$5,851,545

See accompanying notes to the unaudited financial statements.

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 1 — BASIS OF PRESENTATION

      United Financial Mortgage Corp. (“UFMC” or “the Company”) is an Illinois corporation organized to engage in the business of originating, selling and servicing residential mortgages in 36 states. Although the Company’s mortgage banking business has primarily focused on retail and wholesale residential mortgage origination activities, recently the Company has expanded its business to include mortgage servicing by retaining servicing rights on selected mortgage loans that originated by the Company. The Company’s principal lines of business are conducted through its Retail Origination Division, its Wholesale Origination Division and its Servicing Division. While the Company’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company’s mortgage banking operations are considered by management to be aggregated in one reportable operating segment. The Company is an approved mortgage loan seller/ servicer with the Federal Home Loan Mortgage Corporation and with the Federal National Mortgage Association. In addition, the Company is an approved mortgagee with the Government National Mortgage Association, the Federal Housing Administration, and the Department of Veteran’s Affairs.

      The Company earns revenue both as an originator and as a servicer of mortgage loans. The Company’s primary source of revenue is the recognition of gain on the sale of its mortgage loans. Additionally, it generates revenue from origination fees and interest income earned on the mortgage loans that the Company originates and the income it earns from servicing mortgage loans. Expenses largely consist of: (i) commissions paid to loan originators on closed mortgage loans; (ii) salaries and benefits paid to employees other than loan originators; (iii) general selling and administrative expenses such as occupancy costs; and (iv) interest paid under the Company’s warehouse credit facilities.

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the results of operations have been included. Operating results for the three-month period ended July 31, 2003 are not necessarily indicative of the results that might be expected for the 12 months ending April 30, 2004.

      Restricted Cash: The Company is required to maintain cash balances with its warehouse banks under the terms of the warehouse credit facility.

      Loans Held for Sale and Related Derivatives: Balances include deferred origination fees and costs and are stated at the lower of cost or market value in the aggregate. The market value of mortgage loans held for sale is based on market prices and yields at period end in normal market outlets used by the Company.

      The Company enters into derivatives that include forward contracts to deliver loans and mortgage-backed securities. Forward contracts are used to manage interest rate risk on loans held for sale and the pipeline of loans in process. The loans held for sale are generally sold pursuant to forward contracts. Under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), forward contracts are carried at fair value, while the change in fair value of loans held for sale will be recorded to offset the value of forward contracts designated as effective hedges. The fair value of

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 1 — BASIS OF PRESENTATION (Continued)

derivatives is included with the balance of loans held for sale. Changes in the fair value of derivatives and the offsetting change in fair value of hedged loans held for sale is included in gain on sale of loans in the statements of income.

      The pipeline of loans in process includes commitments to make loans at specific interest rates (rate lock commitments). The Derivative Implementation Group (DIG) of the Financial Accounting Standards Board (FASB) issued guidance on mortgage loan rate lock commitments to borrowers. The guidance categorizes rate lock commitments intended for sale as derivatives and was effective May 1, 2002. On May 1, 2002, the Company began recording the fair value of rate lock commitments as derivatives and, depending on the amount and attributes of derivatives held at the time, the resulting fair value adjustments could offset the fair value adjustments on forward commitments. At the time of interest rate lock commitment, no gain or loss is recognized. Subsequent changes in fair value are recorded in earnings. Fair value is determined based on the effect that change in market interest rates subsequent to the commitment date have on the value of the related loan. The fair value of rate lock commitments is included with loans held for sale, and changes in fair value are included in the net gain on sale of loans.

      Effective May 1, 2002, this guidance required the Company to record a cumulative effect of a change in accounting principle adjustment to reflect the fair value of rate lock commitments outstanding at May 1, 2002. At May 1, 2002, the Company had approximately $41 million of rate lock commitments with a fair value of $86,821, net of tax.

      Mortgage Servicing Rights, Net: The Company originates mortgage loans for sale to the secondary market and sells the loans on either a servicing retained or servicing released basis. Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of estimated net future servicing revenue. The expected period of the estimated net servicing income is based, in part, on the expected prepayment of the underlying mortgages.

      Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of amortized cost over its estimated fair value. Impairment is evaluated based upon the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The impairment charges reversed during the period ended July 31, 2003 were a result of this process and the increase in values for the quarter ended July 31, 2003.

      Impact of Interest Rate Fluctuations: Interest rate fluctuations generally have a direct impact on a mortgage banking institution’s financial performance. Significant increases in interest rates may make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans as well as potentially reduce the number of borrowers who are seeking to refinance their current loan. As a result, the volume and related income from loan originations may be reduced. Significant increases in interest rates will also generally increase the value of the Company’s servicing portfolio, as a result of slower anticipated prepayment activity.

      Significant decreases in interest rates may enable more potential borrowers to qualify for a mortgage loan, resulting in higher income related to the loan originations. However, significant decreases in interest

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 1 — BASIS OF PRESENTATION (Continued)

rates may result in higher anticipated loan prepayment activity and, therefore, reduce the value of the loan servicing portfolio.

      Income and Expense Recognition: The Company sells loans on both a servicing retained and servicing-released basis. Gain or loss is recognized upon delivery of the loans to the purchaser. The gain or loss is equal to the difference between the sales price and the carrying amounts of the loans sold. Loan revenue consists of various items including commitment fees, underwriting fees, and other charges that the customer pays to the Company. These charges along with certain direct loan origination costs for loans held for sale are deferred until the related loans are sold.

      Salaries and commissions related to the origination of loans held for sale are disclosed as a separate line item on the statements of income.

      Interest on loans held for sale is credited to income as earned, and interest on warehouse lines of credit is charged to expense as incurred.

      Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income for common shareholders and earnings per share if expense were measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2003	2002

Net income, as reported	$1,789,019	$418,442
Deduct: Stock-based compensation expense determined under fair value based method	26,803	8,335

Pro forma net income	$1,762,216	$410,107

Basic earnings per common share as reported	$.46	$.10
Pro forma basic common earnings per share	$.45	$.10
Diluted earnings per common share as reported	$.43	$.10
Pro forma diluted earnings per common share	$.43	$.10

      Reclassifications: Certain prior period amounts have been reclassified to conform to the current presentation.

NOTE 2 — MORTGAGE LOANS SERVICED AND LOANS HELD FOR SALE

      The Company sells mortgage loans to secondary market investors (“Investor(s)”). These loans can be sold in one of two ways, servicing released or servicing retained. If a loan is sold servicing released, the Company has sold all the rights to the loan and the associated servicing rights. If a loan is sold servicing retained, the Company has sold the loan and kept the servicing rights, thus the Company is responsible for collecting monthly principal and interest payments and performing certain escrow services for the Investor. The Investor, in turn, pays an annual fee for these services. The Company performs these servicing activities

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 2 — MORTGAGE LOANS SERVICED AND LOANS HELD FOR SALE (Continued)

through what is referred to as a sub-servicer arrangement. The sub-servicer collects the monthly principal and interest payments and performs the escrow services for the Investor on behalf of the Company. The Company pays the sub-servicer a fee for these services. The Company’s servicing portfolio for outside parties was approximately $939 million, $526 million and $114 million at July 31, 2003, April 30, 2003, and July 31, 2002, respectively. These loans are owned by outside parties and are not included in the assets of the Company. The value of the servicing rights is however included in the assets of the Company under the category of mortgage servicing rights, net.

      Activity related to capitalized mortgage servicing rights and the related valuation allowance for the three months ended July 31, 2003 and 2002 is summarized in the following:

	Three Months
	Ended July 31,

	2003	2002

Servicing rights:
Beginning of period	$5,964,627	$1,508,724
Additions	4,601,924	145,026
Amortized to expense	(883,194)	(57,733)

Balance at end of period	$9,683,357	$1,596,017

	Ended July 31,

	2003	2002

Valuation allowance:
Beginning of period	$(1,229,137)	$(169,026)
Additions expensed	—	—
Valuation Allowance Reversal	1,060,111	—

Balance at end of period	$(169,026)	$(169,026)

      The Company analyzes the mortgage servicing rights for impairment on a quarterly basis. The reversal of the impairment charge incurred during the three months ended July 31, 2003 was a result of this process. This reversal is reflected in gain on sale in the statement of income for the period ended July 31, 2003.

      The balances of loans held for sale were as follows:

	July 31, 2003	April 30, 2003

Loans held for sale	$217,307,791	$154,734,980
Less: Allowance to adjust loans not assigned to forward contracts to lower of cost or market	(1,339,860)	—

Loans held for sale, net	$215,967,931	$154,734,980

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 3 — WAREHOUSE LINES OF CREDIT

      The Company funds mortgage loan activity using various warehouse lines of credit, which are secured by the mortgage loans funded by the lines. Amounts outstanding under the various credit facilities consist of the following:

	July 31, 2003	April 30, 2003

$23 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 160 basis points; expires October 1, 2003; interest rate was 2.71% at period end	$21,924,510	$16,439,082
$2 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 160 basis points; expires October 1, 2003; interest rate was 2.71% at period end	107,100	160,100
$25 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 140 basis points; expires September 1, 2003; interest rate was 2.52% at period end. This facility was temporarily increased on May 31, 2003 to $35 million until July 31, 2003.	31,902,301	24,338,124
$25 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 140 basis points; expires August 31, 2003; interest rate was 2.51% at period end. This facility was temporarily increased on June 30, 2003 to $40 million until August 15, 2003.	37,448,721	34,923,229
$25 million mortgage warehouse credit facility at a commercial bank; interest rate at the 30-day LIBOR plus a rate depending on the type of loan funded; expires October 24, 2003; weighted average interest rate was 2.59% at period end. Temporary increases to $120 million through August 27, 2003 and $100 million from August 28, 2003 through October 24, 2003 were granted	110,387,895	73,562,560
$2 million mortgage warehouse credit facility at a commercial bank; interest rate is a function of the loan funded; weighted average interest rate was 4.28% at period end	1,583,741	1,295,655
$20 million mortgage warehouse credit facility at a commercial entity; interest is a margin based on underlying collateral over the one-month LIBOR; expiring April 15, 2004; interest rate was 2.4% at July 31, 2003.	9,388,659	754,484

	$212,742,926	$151,473,234

      On August 1, 2003, the Company combined several of the above-described warehouse credit arrangements into one amended and restated warehouse credit agreement with five commercial banks. Under the terms of the agreement, the Company has a $110,000,000 credit facility expiring October 31, 2003 generally at a rate of the 30-day LIBOR plus 140 basis points. The agreement also provides for a temporary increase on the facility from $110,000,000 to $125,000,000 through August 14, 2003. The Company’s effective warehouse capacity considering the amended agreement at August 1, 2003 totals $267,000,000. As it

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 3 — WAREHOUSE LINES OF CREDIT (Continued)

has historically, the Company expects to renew or extend its expiring credit facilities at levels appropriate for then current operations.

NOTE 4 — EARNINGS PER SHARE

      The following summarizes the computation of basic and diluted earnings per share:

	Three Months Ended
	July 31,

	2003	2002

Basic earnings per common share
Net income for common shareholders	$1,789,019	$418,442

Weighted average shares outstanding	3,918,529	3,945,449

Basic earnings per share	$.46	$.10

Diluted earnings per common share
Net income for common shareholders	$1,789,019	$418,442

Weighted average shares outstanding	3,918,529	3,945,449
Diluted effect of assumed exercise of stock options	204,667	34,746

Diluted average shares outstanding	4,123,196	3,980,195

Diluted earnings per common share	$.43	$.10

      For the three months ended July 31, 2002, options to purchase 158,000 shares of common stock at an average price of $6.50 and warrants to purchase 80,000 shares of common stock at $7.80 per share were outstanding but were not included in the calculation of diluted earnings per share because the option exercise price was greater than the average market price of the common stock and was, therefore, anti-dilutive. The warrants expired unused in May, 2003.

NOTE 5 — STOCK OPTIONS

      There were 5,700 options exercised during the three-month period at a weighted average exercise price of $2.44. There have been 3,250 stock options forfeited during the three-month period. Total stock options outstanding were 404,850 at July 31, 2003 with exercise prices ranging between $1.10 and $6.50.

NOTE 6 — DERIVATIVES

      Derivatives such as forward contracts and rate lock commitments are used in the ordinary course of business. Forward contracts represent future commitments to deliver securities and whole loans at a specified price and date and are used to manage interest rate risk on loan commitments and loans held for sale. Rate lock commitments are commitments to fund loans at a specific rate. The derivatives involve the underlying items, such as interest rates, and are designed to transfer risk. Substantially all of these instruments expire within 90 days from the date of issuance. Notional amounts are amounts on which calculations and payments

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 6 — DERIVATIVES (Continued)

are based, but which do not represent credit exposure, as credit exposure is limited to the amounts required to be received or paid. Beginning May 1, 2001, forward commitments were recorded in the financial statements at fair value. Beginning May 1, 2002, rate lock commitments were required to be recognized at fair value. The notional amounts, fair values, and carrying amounts of these derivatives are as follows at July 31, 2003:

	Three Months Ended
	July 31,

	2003	2002

Forward contracts
Notional amount	$294,314,000	$88,185,000
Fair value	12,273,000	(585,000)
Carrying amount	12,273,000	(585,000)
Loans held for sale assigned to forward contracts
Notional amount	$160,197,000	$24,258,000
Fair value	(9,975,000)	341,000
Carrying amount	(9,975,000)	341,000
Rate lock commitments
Notional amount	$87,832,000	$76,400,000
Fair value	(3,683,000)	229,000
Carrying amount	(3,683,000)	229,000

      Forward contracts also contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. In the event the parties to all delivery commitments were unable to fulfill their obligations, the Company would not incur any significant additional cost by replacing the positions at market rates in effect on July 31, 2003. Management does not expect any counterparty to default on their obligations and therefore, does not expect to incur any cost due to counterparty default. Since many rate lock commitments may expire without being used, the amount above does not necessarily represent future cash commitments.

NOTE 7 — PORTLAND MORTGAGE COMPANY ACQUISITION

      Effective May 6, 2003, the company acquired the operations of Portland Mortgage Company (PMC). PMC is a privately held mortgage banker that employs 58 full-time employees and operates six branches in Oregon and southwest Washington. The acquisition of these offices strengthens the Company’s position in the northwest. PMC’s business includes both wholesale and retail residential lending. The purchase price for the acquisition was based on the April 30, 2003 equity of PMC, plus 115% of the pretax earnings, as defined in the purchase agreement, of PMC’s offices during the first year, 50% of the pretax earnings in year two, and 25% of the pretax earnings in year three. Final determination of the equity value of the acquisition has not been determined; however, based on March 31, 2003 information the Company paid approximately $1,427,000 in cash at closing. $100,000 of this purchase price is in escrow pending final resolution of the transaction and the subsequent earnings of the operations. The business combination is accounted for under

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

July 31, 2003 and 2002

NOTE 7 — PORTLAND MORTGAGE COMPANY ACQUISITION (Continued)

the purchase method of accounting. Accordingly, the results of operations of the acquired company have been included in the Company’s results of operations since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Amounts paid in excess of the fair value of the net assets acquired are recorded as goodwill. Though the purchase price allocation has not been finalized the purchase price was allocated as follows based on the Company’s best estimates of final resolution of the April 30 equity (in 000’s):

Cash and cash equivalents	$1,581
Loans held for sale	21,761
Leasehold improvements and equipment	329
Other Assets	108
Warehouse lines of credit	(21,590)
Accrued expenses and other liabilities	(762)

Cash paid at closing	$1,427

      There were no material intangibles recorded as a result of this transaction. However, as additional consideration is paid per the acquisition agreement based on the pretax earnings of the PMC offices, these amounts will be allocated to goodwill. Proforma information has not been provided as the results of the operations of PMC in total are not material to the overall net income of the Company.

(Continued)

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

United Financial Mortgage Corp.
Oak Brook, Illinois

      We have audited the accompanying balance sheets of United Financial Mortgage Corp. as of April 30, 2003 and 2002, and the related statements of income, Shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Financial Mortgage Corp. at April 30, 2003 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the financial statements, on May 1, 2002, the Company adopted new accounting guidance on derivative instruments.

Crowe Chizek and Company LLC

Oak Brook, Illinois

July 11, 2003

UNITED FINANCIAL MORTGAGE CORP.

BALANCE SHEETS

April 30, 2003 and 2002

	2003	2002

ASSETS
Cash and due from financial institutions	$1,541,445	$1,794,254
Interest-bearing deposits in financial institutions	6,371,979	4,411,951

Total cash and cash equivalents	7,913,424	6,206,205
Restricted cash	745,039	—
Certificates of deposit	1,227,451	1,221,835
Loans held for sale	154,734,980	51,417,233
Notes receivable — related parties	53,984	80,647
Mortgage servicing rights, net	4,735,490	1,339,698
Leasehold improvements and equipment, net	592,516	298,080
Prepaid expenses and other assets	947,475	1,401,634

Total assets	$170,950,359	$61,965,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Warehouse lines of credit	$151,473,234	$50,209,562
Note payable	350,000	369,836
Accrued expenses and other liabilities	6,247,075	3,088,371

Total liabilities	158,070,309	53,667,769
Shareholders’ equity
Preferred stock, 5,000,000 authorized, no par value, Series A redeemable shares, 63 issued and outstanding at April 30, 2003 and 2002 (aggregate liquidation preference of $315,000)	315,000	315,000
Common stock, no par value, 20,000,000 shares authorized, 4,095,229 shares issued at April 30, 2003 and 4,095,229 at April 30, 2002	6,634,403	6,633,903
Retained earnings	6,252,237	1,594,621
Treasury stock, 176,700 shares at April 30, 2003 And 149,580 at April 30, 2002, at cost	(321,590)	(245,961)

Total shareholders’ equity	12,880,050	8,297,563

Total liabilities and shareholders’ equity	$170,950,359	$61,965,332

See accompanying notes to financial statements.

UNITED FINANCIAL MORTGAGE CORP.

STATEMENTS OF INCOME

Years ended April 30, 2003 and 2002

	2003	2002

Revenues
Gain on sale of loans, net	$45,316,255	$18,720,136
Loan servicing income, net	368,336	202,127
Interest income	5,449,380	3,685,011
Other income	157,647	—

Total revenues	51,291,618	22,607,274
Expenses
Salaries and commissions	34,736,981	13,002,563
Selling and administrative	5,866,086	4,804,329
Interest expense	2,686,621	2,362,696
Depreciation	171,545	135,025

Total expenses	43,461,233	20,304,613
Income before income taxes and cumulative effect of change in accounting principle	7,830,385	2,302,661
Income taxes	3,221,090	1,207,388

Income before cumulative effect of change in accounting principle	4,609,295	1,095,273
Cumulative effect of change in accounting principle, net of tax	86,821	—

Net income	4,696,116	1,095,273
Preferred stock dividends	38,500	38,500

Net income for common shareholders	$4,657,616	$1,056,773

Basic earnings per common share before cumulative effect of change in accounting principle	$1.16	$.26
Per share cumulative effect of a change in accounting principle	.02	—

Basic earnings per common share	$1.18	$.26

Diluted earnings per common share before cumulative effect of change in accounting principle	$1.14	$.26
Per share cumulative effect of a change in accounting principle	.02	—
Diluted earnings per common share	$1.16	$.26

See accompanying notes to financial statements.

UNITED FINANCIAL MORTGAGE CORP.

STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended April 30, 2003 and 2002

	Preferred	Common	Retained	Treasury
	Stock	Stock	Earnings	Stock	Total

Balance, May 1, 2001	$315,000	$6,633,903	$537,848	$(56,647)	$7,430,104
Net income	—	—	1,095,273	—	1,095,273
Preferred stock dividends	—	—	(38,500)	—	(38,500)
Purchase of 114,500 shares of treasury stock	—	—	—	(189,314)	(189,314)

Balance, April 30, 2002	315,000	6,633,903	1,594,621	(245,961)	8,297,563
Net income	—	—	4,696,116	—	4,696,116
Preferred stock dividend	—	—	(38,500)	—	(38,500)
Purchase of 27,800 shares of treasury stock	—	—	—	(77,329)	(77,329)
Issuance of 680 treasury shares	—	—	—	1,700	1,700
Exercise of 200 options	—	500	—	—	500

Balance, April 30, 2003	$315,000	$6,634,403	$6,252,237	$(321,590)	$12,880,050

See accompanying notes to financial statements.

UNITED FINANCIAL MORTGAGE CORP.

STATEMENTS OF CASH FLOWS

Years ended April 30, 2003 and 2002

	2003	2002

Cash flows from operating activities
Net income	$4,696,116	$1,095,273
Adjustments to reconcile net income to net cash from operating activities
Depreciation	171,545	135,025
Amortization of mortgage servicing rights	715,955	253,092
Impairment of mortgage servicing rights	1,060,111	—
Cumulative effect of a change in accounting principle	(86,821)	—
Gain on sale of loans	(45,316,255)	(18,720,136)
Origination of mortgage loans held for sale	(1,963,800,825)	(857,700,421)
Proceeds from sale of mortgage loans held for sale	1,900,627,475	876,539,326
Change in prepaid expenses and other assets	454,159	(203,478)
Change in prepaid expenses and other liabilities	3,245,525	1,719,640

Net cash from operating activities	(98,233,015)	3,118,321
Cash flows from investing activities
Net change in certificates of deposit	(5,616)	11,278
Purchase of leasehold improvements and equipment, net	(465,981)	(119,998)
Changes in notes receivable — related parties, net	26,663	(9,147)
Restricted Cash	(745,039)	—

Net cash from investing activities	(1,189,973)	(117,867)
Cash flows from financing activities
Purchase of treasury stock, net	(75,629)	(189,314)
Issuance of common stock	500	—
Changes in warehouse lines of credit, net	101,263,672	(842,836)
Repayment of note payable	(19,836)	(22,709)
Preferred stock dividend	(38,500)	—

Net cash from financing activities	101,130,207	(1,054,859)

Increase in cash and cash equivalents	1,707,219	1,945,595
Cash and cash equivalents at beginning of year	6,206,205	4,260,610

Cash and cash equivalent at end of year	$7,913,424	$6,206,205

Supplemental information
Interest paid	$2,619,935	$2,540,677
Taxes paid	1,141,511	35,214

See accompanying notes to financial statements.

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of Business: United Financial Mortgage Corp. (“UFMC” or “the Company”) is an Illinois corporation engaged in the residential mortgage banking business. The Company is approved to engage in mortgage banking activities in the states of Alabama, Alaska, Arkansas, California, Colorado, Connecticut, Florida, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas, U.S. Virgin Islands, Utah, Virginia, Washington, West Virginia, Wisconsin, and Wyoming. The Company is an approved mortgagee by the Department of Housing and Urban Development and is qualified to originate mortgage loans insured by the Federal Housing Administration as well as service for Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. While the Company’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company’s mortgage banking operations are considered by management to be aggregated in one reportable operating segment.

      Use of Estimates: Accounting principles generally accepted in the United States of America require management to make estimates and assumptions in preparing financial statements that affect the amounts reported and disclosed. These estimates and assumptions may change in the future, and future results could differ from these estimates. Areas involving the use of management’s estimates and assumptions, which are susceptible to change in the near term, include the valuation of loans held for sale, mortgage servicing rights, and derivatives.

      Cash and Cash Equivalents: Cash and cash equivalents include both non-interest-bearing and interest-bearing deposits with other financial institutions with original maturities of three months or less.

      Restricted Cash: The Company is required to maintain cash balances with its warehouse banks under the terms of the warehouse credit facility and the gross amount is presented in the financial statements.

      Concentration of Credit Risk: The Company maintains cash balances at several financial institutions in excess of the insurance limits provided by the Federal Deposit Insurance Corporation.

      Loans Held for Sale and Related Derivatives: Balances include deferred origination fees and costs and are stated at the lower of cost or market value in the aggregate. The market value of mortgage loans held for sale is based on market prices and yields at period end in normal market outlets used by the Company.

      The Company enters into derivatives that include forward contracts to deliver loans and mortgage-backed securities. Forward contracts are used to manage interest rate risk on loans held for sale and the pipeline of loans in process. The loans held for sale are generally sold into the forward contracts. Under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), forward contracts are carried at fair value, while the change in fair value of loans held for sale will be recorded to offset the value of forward contracts designated as effective hedges. The fair value of derivatives is included with the balance of loans held for sale. Changes in the fair value of derivatives and the offsetting change in fair value of hedged loans held for sale is included in gain on sale of loans in the statements of income.

      The pipeline of loans in process includes commitments to make loans at specific interest rates (rate lock commitments). The Derivative Implementation Group (DIG) of the Financial Accounting Standards Board

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(FASB) issued guidance on mortgage loan rate lock commitments to borrowers. The guidance categorizes rate lock commitments intended for sale as derivatives and was effective May 1, 2002. On May 1, 2002, the Company began recording the fair value of rate lock commitments as derivatives and, depending on the amount and attributes of derivatives held at the time, the resulting fair value adjustments could offset the fair value adjustments on forward commitments. At the time of interest rate lock commitment, no gain or loss is recognized. Subsequent changes in fair value are recorded in earnings. Fair value is determined based on the effect that change in market interest rates subsequent to the commitment date have on the value of the related loan. The fair value of rate lock commitments is included with loans held for sale, and changes in fair value are included in the net gain on sale of loans.

      Effective May 1, 2002, this guidance required the Company to record a cumulative effect of a change in accounting principle adjustment to reflect the fair value of rate lock commitments outstanding at May 1, 2002. At May 1, 2002, the Company had approximately $41 million of rate lock commitments with a fair value of $86,821, net of tax.

      Mortgage Servicing Rights, Net: The Company originates mortgage loans for sale to the secondary market and sells the loans on either a servicing retained or servicing released basis. Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of estimated net future servicing revenue. The expected period of the estimated net servicing income is based, in part, on the expected prepayment of the underlying mortgages.

      Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of amortized cost over its estimated fair value. Impairment is evaluated based upon the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The impairment charges incurred during the period ended April 30, 2003 were a result of this process and the continued decline in values at the end of 2002 and beginning of 2003.

      Leasehold Improvements and Equipment: Leasehold improvements and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the lease term or estimated useful lives of the assets, whichever is less. The cost of maintenance and repairs is charged to expense as incurred, and significant improvements are capitalized. At the time of sale or disposition of an asset, the applicable cost and accumulated depreciation are removed from the books.

      Income and Expense Recognition: The Company sells loans on both a servicing retained and servicing-released basis. Gain or loss is recognized upon delivery of the loans to the purchaser. The gain or loss is equal to the difference between the sales price and the carrying amounts of the loans sold. Loan revenue consists of various items including commitment fees, underwriting fees, and other charges that the customer pays to the Company. These charges along with certain direct loan origination costs for loans held for sale are deferred until the related loans are sold.

      Salaries and commissions related to the origination of loans held for sale are disclosed as a separate line item on the statements of income.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Interest on loans held for sale is credited to income as earned, and interest on warehouse lines of credit is charged to expense as incurred.

      Income Taxes: Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates and laws are reflected in the financial statements in the periods in which they occur.

      Series A Preferred Stock: The Series A preferred stock is nonvoting, is nonparticipating, and has a liquidation preference upon dissolution of the Company of $5,000 per share. The holders of the preferred stock are entitled to a variable dividend only at the discretion of and determination by the Board of Directors.

      Earnings Per Common Share: Basic earnings per common share is net income, less preferred stock dividends, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and warrants.

      Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income for common shareholders, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income for common shareholders and earnings per share if expense were measured using the fair value recognition provisions of FASB Statement No.123, Accounting for Stock-Based Compensation. Certain adjustments were made to the pro forma calculations in prior years to be consistent with the current year presentation.

	2003	2002

Net income for common shareholders, as reported	$4,657,616	$1,056,773
Deduct: Stock-based compensation expense determined under fair value based method	107,212	33,340

Pro forma net income for common shareholders	$4,550,404	$1,023,433

Basic earnings per share as reported	1.18	.26
Pro forma basic earnings per share	1.16	.26
Diluted earnings per share as reported	1.16	.26
Pro forma diluted earnings per share	1.13	.26

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2003	2002

Risk-free interest rate	3.00%	4.17%
Expected option life	5 years	5 years
Expected stock price volatility	72.61%	146.56%
Dividend yield	N/A	N/A
Weighted average fair value per option granted	$1.66	$1.20

      Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the financial statements.

      Impact of Interest Rate Fluctuations: Interest rate fluctuations generally have a direct impact on a mortgage banking institution’s financial performance. Significant increases in interest rates may make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans. As a result, the volume and related income from loan originations may be reduced. Significant increases in interest rates will also generally increase the value of the Company’s servicing portfolio, as a result of slower anticipated prepayment activity.

      Significant decreases in interest rates may enable more potential borrowers to qualify for a mortgage loan, resulting in higher income related to the loan originations. However, significant decreases in interest rates may result in higher than anticipated loan prepayment activity and therefore reduce the value of the loan servicing portfolio.

      New Accounting Pronouncements: The FASB recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equities, both of which generally become effective in the quarter beginning August 1, 2003. Management determined that adopting the new standards will not materially affect the Company’s operating results or financial condition.

      Reclassifications Certain prior period amounts have been reclassified to conform to the current presentation.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 2 — CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of the following at year end:

	2003	2002

West Suburban Bank	$4,151,439	$2,232,408
National City Bank of Kentucky	1,319,496	1,056,429
Austin Bank of Chicago	1,076,246	1,064,317
Bank One	1,329,650	1,815,794
Other	36,593	37,257

	$7,913,424	$6,206,205

NOTE 3 — RESTRICTED CASH

      Restricted cash consists of the following at April 30, 2003:

Countrywide	$194,452
National City Bank of Kentucky	250,000
Bank One	300,587

$745,039

NOTE 4 — CERTIFICATES OF DEPOSIT

      Certificates of deposit consist of the following at year end:

	2003	2002

Austin Bank of Chicago	$1,227,451	$801,835
West Suburban Bank	—	420,000

	$1,227,451	$1,221,835

NOTE 5 — MORTGAGE LOANS SOLD AND SERVICED

      The following summarizes mortgage loans sold for each year:

	2003	2002

Activity during the year:
Loans originated for resale, net of principal paydowns	$1,963,800,825	$857,700,421
Proceeds from sales of loans held for sale	1,900,627,475	876,539,326
Net gains on sales of loans held for sale	45,316,255	18,720,136
Loan servicing fees, net	368,336	202,127

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 5 — MORTGAGE LOANS SOLD AND SERVICED (Continued)

	2003	2002

Balance at year end:
Loans held for sale	$154,734,980	$51,417,233
Less: Allowance to adjust to lower of cost or market	—	—

Loans held for sale, net	$154,734,980	$51,417,233

      The Company performs servicing activities through what is referred to as a Sub-Servicer arrangement with Countrywide Home Loans Servicing LP, a Texas Limited Partnership doing business as Landsafe Servicing. Landsafe Servicing collects the monthly principal and interest payments and performs the escrow services for the investor on behalf of the Company. The Company’s servicing portfolio for outside parties was as follows at April 30, 2003:

2003

Mortgage loan portfolios serviced for:
FHLMC	$333,993,946
FNMA	190,986,838
IHDA	1,184,796

$526,165,580

      These loans are owned by outside parties and are not included in the assets of the Company.

      Activity for capitalized mortgage servicing rights and the related valuation allowance was as follows:

	2003	2002

Servicing rights:
Beginning of year	$1,508,724	$591,593
Additions	5,171,858	1,001,197
Amortized to expense	(715,955)	(84,066)

End of year	$5,964,627	$1,508,724

Valuation allowance:
Beginning of year	$(169,026)	$—
Additions expensed	(1,060,111)	(169,026)

End of year	$(1,229,137)	$(169,026)

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 6 — LEASEHOLD IMPROVEMENTS AND EQUIPMENT

      At year end, premises and equipment consisted of the following:

	2003	2002

Furniture and fixtures	$502,894	$277,923
Office equipment	867,207	626,197

	1,370,101	904,120
Accumulated depreciation	(777,585)	(606,040)

	$592,516	$298,080

NOTE 7 — WAREHOUSE LINES OF CREDIT

      The Company funds mortgage loan activity using various warehouse lines of credit, which are secured by the mortgage loans funded by the lines.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 7 — WAREHOUSE LINES OF CREDIT (Continued)

      Amounts outstanding under the various credit facilities consist of the following:

	2003	2002

$23 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 160 basis points; expires October 1, 2003; interest rate was 2.90% at period end	$16,439,082	$3,054,590
$2 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 160 basis points; expires October 1, 2003; interest rate was 2.90% at period end	160,100	1,246,162
$25 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 140 basis points; expires September 1, 2003; interest rate was 2.76% at period end	24,338,124	15,995,219
$25 million mortgage warehouse credit facility at a commercial bank; interest at the 30-day LIBOR plus 140 basis points; expires August 31, 2003; interest rate was 2.76% at period end. This facility was temporarily increased on September 16, 2002 to $35 million until June 16, 2003	34,923,229	22,512,156
$25 million mortgage warehouse credit facility at a commercial bank; interest rate at the 30-day LIBOR plus a rate depending on the type of loan funded; expires August 27, 2003; weighted average interest rate was 2.88% at period end. This facility was temporarily increased on October 1, 2002 to $60 million until March 14, 2003. On March 15, 2003, this facility was temporarily increased to $80 million until June 13, 2003	73,562,560	7,401,435
$2 million mortgage warehouse credit facility at a commercial bank; interest rate is a function of the loan funded; weighted average interest rate was 4.29% at period end	1,295,655	—
$20 million mortgage warehouse credit facility at a commercial entity; interest is a margin based on underlying collateral over the one-month LIBOR; expiring April 15, 2004; weighted average interest rate was 2.86% at April 30, 2003.	754,484	—

	$151,473,234	$50,209,562

NOTE 8 — NOTE PAYABLE

      The Company has a short-term note at 3.8% interest secured by a certificate of deposit in the amount of $420,000, which expires August 16, 2003. The balance outstanding was $350,000 and $369,836 at April 30, 2003 and 2002, respectively.

NOTE 9 — RELATED PARTY TRANSACTIONS

      In the normal course of business, the Company makes loans to employees other than officers and directors. These loans were $53,984 and $80,647 at April 30, 2003 and 2002, respectively.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 9 — RELATED PARTY TRANSACTIONS (Continued)

      The Company has entered into a compensation agreement with Fidelity Capital Markets, Inc. (Fidelity) of which a member of the Board of Directors for the Company is a principal. The agreement provides for Fidelity to receive as compensation 10% of net revenues earned by any mortgage banking or other opportunity introduced by Fidelity to the Company. To date, the Company has entered into one mortgage banking transaction with a person introduced to the Company by Fidelity.

NOTE 10 — EMPLOYEE BENEFIT PLAN

      The Company sponsors a 401(k) defined contribution profit sharing plan, which covers substantially all employees that have attained the age of 18. Employee contributions are limited to the maximum contributions allowed by the IRS. The plan allows for Company matching contributions of up to 15% of employee compensation. There was no employer matching contribution in the 2003 or 2002 fiscal years by the Company.

NOTE 11 — INCOME TAXES

      The provision for income taxes consists of the following:

	2003	2002

Current provision
Federal	$1,169,700	$770,939
State	239,577	95,285
Deferred provision	1,811,813	341,164

	$3,221,090	$1,207,388

      The net deferred tax liability is comprised of the following at year end:

	2003	2002

Deferred tax assets
Depreciation	$46,323	$41,613
Derivatives	231,278	—
Other	—	35,332

	277,601	76,945
Deferred tax liabilities
Loan origination costs	853,241	270,365
Mortgage servicing rights	1,822,971	490,865
Other	97,487	—

	2,773,699	761,230

Net deferred tax liability	$2,496,098	$684,285

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 11 — INCOME TAXES (Continued)

      The difference between the financial statement tax expense and amounts computed by applying the statutory federal rate of 34% to pretax income is reconciled as follows:

	2003	2002

Statutory rate applied to income before taxes	$2,662,331	$782,905
Add (deduct)
State tax, net	289,302	110,290
Effect of nondeductible expenses and other adjustments	269,457	314,193

Income tax expense	$3,221,090	$1,207,388

NOTE 12 — COMMITMENTS

      The Company has entered into various leases for office facilities and equipment, expiring in various years through 2010. Expenses for leased office facilities and equipment were $619,472 and $661,386 for 2003 and 2002, respectively. In addition to minimum lease payments, the Company is obligated to pay its share of building operating costs in excess of a base amount for certain leases. Future minimum lease payments are as follows:

2004	$669,000
2005	513,000
2006	351,000
2007	285,000
2008	244,000
Thereafter	300,000

Total minimum lease payments	$2,362,000

      In the normal course of business, the Company is a party to financial instruments that are not reflected in the financial statements to meet the needs of its customers. These financial instruments include commitments to fund loans.

      At year end, the contract amount of these financial instruments is summarized as follows:

	2003	2002

Financial instruments whose contract amount represents credit risk:
Commitments to fund loans	$174,790,000	$41,343,000

      The Company’s exposure to credit loss in the event of nonperformance by the borrower for commitments to extend credit is represented by the contractual amount of the commitment. Since some commitments to make loans expire without being used, the contract amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment consists of the residential real estate purchased with the loan proceeds. Commitments to make loans are generally at a specified interest rate and are subject to market risk resulting from fluctuations in interest rates.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 12 — COMMITMENTS (Continued)

      Although the Company sells loans without recourse, certain investor purchase agreements provide for conditions, such as borrower default on the first payment, that would require the Company to reacquire the related loans. This risk is controlled by the Company’s quality control program. Since its inception, the Company’s repurchase of loans from investors has not been significant.

NOTE 13 — CAPITAL REQUIREMENTS

      The Company is subject to various capital requirements in connection with seller/ servicer agreements that the Company has entered into with secondary market investors. Failure to maintain minimum capital requirements could result in the Company’s inability to originate and service loans for the respective investor and therefore could have a direct material effect on the Company’s financial statements.

      The Company’s actual capital amounts and the minimum amounts required for capital adequacy purposes, by investor, are as follows:

		Minimum
	Actual	Capital
	Capital	Requirement

As of April 30, 2003:
HUD	$12,880,050	$1,000,000
GNMA	12,880,050	250,000
FHLMC	12,880,050	250,000
FNMA	12,880,050	631,974
As of April 30, 2002:
HUD	$8,297,563	$1,000,000
GNMA	8,297,563	250,000
FHLMC	8,297,563	250,000
FNMA	8,297,563	340,966

NOTE 14 — STOCK OPTIONS AND WARRANTS

      UFMC maintains a Stock Option and Incentive Plan (the Plan). Pursuant to the Plan, 500,000 shares of common stock were made available for grant. Each option granted under the Plan vests as specified by the Board of Directors and has a term of not more than ten years. The exercise price of options granted is at least equal to market value at the date of grant. The Company accounts for stock options in accordance with APB Opinion No. 25 and therefore has recorded no compensation expense for options granted.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 14 — STOCK OPTIONS AND WARRANTS (Continued)

      The following is a summary of stock option activity for the years ended April 30:

	2003		2002

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price

Outstanding at beginning of year	220,500	$5.03	162,500	$6.50
Granted	223,500	2.70	62,500	1.31
Exercised	(200)	2.70	—	—
Forfeited	(30,000)	6.50	(4,500)	6.50

Outstanding at end of year	413,800	3.67	220,500	5.03

Exercisable at end of year	148,000	4.91	77,200	6.50

      The following is a summary of the exercise prices, the number of outstanding options, and the remaining contractual life of the outstanding options:

	Outstanding
			Exercisable
		Average
		Remaining		Average
		Contractual		Exercise
Exercise Prices	Number	Life	Number	Price

$1.10	25,000	8.3 yrs	5,000	$1.10
1.45	37,500	8.4	7,500	1.45
2.70	223,300	9.5	44,700	2.70
6.50	128,000	6.9	90,800	6.50

Outstanding at year end	413,800

      Options outstanding at April 30, 2003 have a weighted average life of 8.5 years, with exercise prices ranging from $1.10 to $6.50. For the year ended April 30, 2003, options were granted at $2.70 per share.

      At April 30, 2003, the Company had total warrants outstanding to purchase 80,000 shares of the Company’s common stock. The exercise price of the warrants is $7.80 per share. The warrants expired in May 2003 without being used.

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 15 — EARNINGS PER COMMON SHARE

      The following summarizes the computation of basic and diluted earnings per common share before the cumulative effect of a change in accounting principle and after the preferred stock dividend:

	2003	2002

Basic earnings per common share
Net income for common shareholders	$4,570,795	$1,056,773

Weighted average shares outstanding	3,933,089	3,992,284

Basic earnings per common share	$1.16	$.26

Diluted earnings per common share
Net income for common shareholders	$4,570,795	$1,056,773

Weighted average shares outstanding	3,933,089	3,992,284
Diluted effect of assumed exercise of stock options and warrants	79,539	10,350

Diluted average shares outstanding	4,012,628	4,002,634

Diluted earnings per common share	$1.14	$.26

      At April 30, 2003 and 2002, options to purchase 128,000 and 158,000 shares, respectively, of common stock at an average price of $6.50 and warrants to purchase 80,000 shares of common stock at $7.80 per share were outstanding but were not included in the calculation of diluted earnings per share because the option exercise price was greater than the average market price of the common stock and was therefore anti-dilutive.

NOTE 16 — DERIVATIVES

      Derivatives such as forward contracts and rate lock commitments are used in the ordinary course of business. Forward contracts represent future commitments to deliver securities and whole loans at a specified price and date and are used to manage interest rate risk on loan commitments and loans held for sale. Rate lock commitments are commitments to fund loans at a specific rate. The derivatives involve underlying items, such as interest rates, and are designed to transfer risk. Substantially all of these instruments expire within 90 days from the date of issuance. Notional amounts are amounts on which calculations and payments are based, but which do not represent credit exposure, as credit exposure is limited to the amounts required to be received or paid. Beginning May 1, 2001, forward commitments were recorded in the financial statements at

(Continued)

UNITED FINANCIAL MORTGAGE CORP.

NOTES TO FINANCIAL STATEMENTS

April 30, 2003 and 2002

NOTE 16 — DERIVATIVES (Continued)

fair value. Beginning May 1, 2002, rate lock commitments were required to be recognized at fair value. The notional amounts, fair values, and carrying amounts of these derivatives are as follows at April 30, 2003:

	2003	2002

Forward contracts
Notional amount	$173,176,000	$45,059,000
Fair value	(1,210,000)	(182,000)
Carrying amount	(1,210,000)	(182,000)
Rate lock commitments
Notional amount	174,790,000	—
Fair value	329,000	—
Carrying value	329,000	—

      Forward contracts also contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. In the event the parties to all delivery commitments were unable to fulfill their obligations, the Company would not incur any significant additional cost by replacing the positions at market rates in effect on April 30, 2003. Management does not expect any counterparty to default on their obligations and therefore does not expect to incur any cost due to counterparty default. Since many rate lock commitments may expire without being used, the amount above does not necessarily represent future cash commitments.

NOTE 17 — PORTLAND MORTGAGE COMPANY ACQUISITION

      Effective May 6, 2003, the Company acquired Portland Mortgage Company (PMC). PMC is a privately held mortgage banker that employs 58 full-time employees and operates six branches in Oregon and southwest Washington. PMC engages in both wholesale and retail residential lending.

      PMC had $20 million of loans at April 30, 2003 and no other significant assets. The acquisition price is based on equity at April 30, 2003, and the Company is currently negotiating this with PMC.

(Continued)

1,667,000 Shares

Common Stock

PROSPECTUS

MAXIM GROUP LLC

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Section 8.75 of the Illinois Business Corporation Act grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed: (a) that the individual’s conduct was in the corporation’s best interests; (b) that the individual’s conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

      Article VI of the Company’s Bylaws provides as follows:

      Section 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Section 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of this duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

      Section 4. Any indemnification under Sections 1 and 2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

      Section 5. Expenses incurred in defending a civil or criminal action, suitor proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

      Section 6. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may been titled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 7. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

      Section 8. If the corporation has paid indemnity or has advanced expenses to a director, officer, employee or agent pursuant to this Article VI, then, and in such event, the corporation shall report such indemnification or advance in writing to the shareholders of the corporation with or in advance of the notice of the next succeeding shareholders’ meeting.

      Section 9. For purposes of this Article VI, references to the “corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

      Section 10. For purposes of this Article VI, references to “other enterprises” shall include, without limitation, employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

      The effect of the foregoing provisions of the Illinois Business Corporation Act and our Bylaws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933, as amended.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee, the NASD and the American Stock Exchange filing fees. The Company does not expect the expenses in connection with this offering to exceed $550,000.

SEC registration fee	$1,161
NASD filing fee	1,934
AMEX listing fee	22,500
Printing expenses	40,000
Legal fees and expenses	150,000
Accounting fees and expenses	30,000
Blue Sky fees and expenses	5,000
Miscellaneous(1)	299,405

Total	$550,000

(1) Approximately $35,000 of these expenses will be paid by the J. K. Trust

Item 27. Exhibits

1.1	Form of Underwriting Agreement for Securities.†
3.1	Amended and Restated Articles of Incorporation of United Financial Mortgage Corp. as amended (filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on May 14, 1997 and incorporated herein by reference).
3.2	Bylaws of United Financial Mortgage Corp. (filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on May 14, 1997 and incorporated herein by reference).
4.1	Form of Underwriter’s Warrant.†
5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC regarding legality.†
10.1	Joseph Khoshabe Employment Agreement, dated as of August 1, 2003.†
10.2	Steve Y. Khoshabe Employment Agreement, dated as of August 1, 2003.†
10.3	Letter Agreement, dated July 23, 2002, between First Fidelity Capital Markets, Inc. and United Financial Mortgage Corp.†
10.4	Letter Agreement, dated June 1, 2003, between United Financial Mortgage Corp. and SRJC, Inc.†
10.5	Amended and Restated Warehousing Credit Agreement, dated August 1, 2003.†
10.6	Master Repurchase Agreement, dated August 29, 2001.†
10.7	Amendment No. 1 to Master Repurchase Agreement, dated August 28, 2002.†
10.8	Amendment No. 2 to Master Repurchase Agreement, dated September 3, 2002.†
10.9	Amendment No. 3 to Master Repurchase Agreement, dated September 26, 2002.†
10.10	Amendment No. 4 to Master Repurchase Agreement, dated October 1, 2002.†
10.11	Amendment No. 5 to Master Repurchase Agreement, dated December 2, 2002.†
10.12	Amendment No. 6 to Master Repurchase Agreement, dated January 30, 2003.†
10.13	Amendment No. 7 to Master Repurchase Agreement, dated March 15, 2003.†
10.14	Amendment No. 8 to Master Repurchase Agreement, dated May 30, 2003.†
10.15	Amendment No. 9 to Master Repurchase Agreement, dated July 16, 2003.†
10.16	Amendment No. 10 to Master Repurchase Agreement, dated July 23, 2003.†
10.17	Amendment No. 11 to Master Repurchase Agreement, dated August 27, 2003.†
10.18	1993 Non-Qualified and Incentive Stock Option Plan (filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on November 2, 2002 and incorporated herein by reference).

10.19	Agreement of Lease (Oakbrook Facility).†
10.20	First Amendment to the Amended and Restated Warehousing Credit Agreement, dated October 31, 2003.†
21.1	Subsidiaries of United Financial Mortgage Corp.†
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC (included in Exhibit 5.1).
24.1	Powers of Attorney (set forth on signature page to Registration Statement).†

†	Previously filed.

Item 28. Undertakings

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (b)(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 9th day of December, 2003.

UNITED FINANCIAL MORTGAGE CORP.

By:	/s/ STEVE Y. KHOSHABE

Steve Y. Khoshabe
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed by the following persons on the 9th day of December, 2003 in the capacities indicated.

Signature		Title

/s/ JOSEPH KHOSHABE Joseph Khoshabe		Director, Chairman

/s/ STEVE Y. KHOSHABE Steve Y. Khoshabe		President and Chief Executive Officer

/s/ ROBERT L. HIATT Robert L. Hiatt		Executive Vice President and Chief Financial Officer

/s/ JAMES R. ZUHLKE* James R. Zuhlke		Director

/s/ ELLIOT R. JACOBS* Elliot R. Jacobs		Director

* Signed pursuant to power of attorney

By:	/s/ STEVE Y. KHOSHABE Steve Y. Khoshabe Attorney-in-fact

S-1

EXHIBIT LIST

1.1	Form of Underwriting Agreement for Securities.†
3.1	Amended and Restated Articles of Incorporation of United Financial Mortgage Corp. as amended (filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on May 14, 1997 and incorporated herein by reference).
3.2	Bylaws of United Financial Mortgage Corp. (filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on May 14, 1997 and incorporated herein by reference).
4.1	Form of Underwriter’s Warrant.†
5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC regarding legality.†
10.1	Joseph Khoshabe Employment Agreement, dated as of August 1, 2003.†
10.2	Steve Y. Khoshabe Employment Agreement, dated as of August 1, 2003.†
10.3	Letter Agreement, dated July 23, 2002, between First Fidelity Capital Markets, Inc. and United Financial Mortgage Corp.†
10.4	Letter Agreement, dated June 1, 2003, between United Financial Mortgage Corp. and SRJC, Inc.†
10.5	Amended and Restated Warehousing Credit Agreement, dated August 1, 2003.†
10.6	Master Repurchase Agreement, dated August 29, 2001.†
10.7	Amendment No. 1 to Master Repurchase Agreement, dated August 28, 2002.†
10.8	Amendment No. 2 to Master Repurchase Agreement, dated September 3, 2002.†
10.9	Amendment No. 3 to Master Repurchase Agreement, dated September 26, 2002.†
10.10	Amendment No. 4 to Master Repurchase Agreement, dated October 1, 2002.†
10.11	Amendment No. 5 to Master Repurchase Agreement, dated December 2, 2002.†
10.12	Amendment No. 6 to Master Repurchase Agreement, dated January 30, 2003.†
10.13	Amendment No. 7 to Master Repurchase Agreement, dated March 15, 2003.†
10.14	Amendment No. 8 to Master Repurchase Agreement, dated May 30, 2003.†
10.15	Amendment No. 9 to Master Repurchase Agreement, dated July 16, 2003.†
10.16	Amendment No. 10 to Master Repurchase Agreement, dated July 23, 2003.†
10.17	Amendment No. 11 to Master Repurchase Agreement, dated August 27, 2003.†
10.18	1993 Non-Qualified and Incentive Stock Option Plan (filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on November 2, 2002 and incorporated herein by reference).
10.19	Agreement of Lease (Oakbrook Facility).†
10.20	First Amendment to Amended and Restated Warehousing Credit Agreement, dated October 31, 2003.†
21.1	Subsidiaries of United Financial Mortgage Corp.†
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC (included in Exhibit 5.1).
24.1	Powers of Attorney (set forth on signature page to Registration Statement).†

†	Previously filed.